EXHIBIT 10.2

U.S.$29,500,000

SECOND LIEN CREDIT AGREEMENT

Dated as of August 7, 2006

Among

GBGH, LLC

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CREDIT SUISSE

as Second Lien Administrative Agent

and

CREDIT SUISSE

as Second Lien Collateral Agent

and

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Lead Arranger and Sole Bookrunner

ii

SCHEDULES
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Guarantors
Schedule 4.01(a)	-	Equity Interests
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries
Schedule 4.01(e)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(o)	-	Perfection Filings
Schedule 4.01(q)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)	-	Environmental Disclosure
Schedule 4.01(v)	-	Liens
Schedule 4.01(w)	-	Owned Real Property
Schedule 4.01(x)	-	Leased Real Property (Lessee)
Schedule 4.01(z)	-	Material Contracts
Schedule 4.01(aa)	-	Natural Gas Reserve Reports
Schedule 5.01(d)	-	Insurance Requirements
Schedule 5.01(e)	-	Preservation of Corporate Existence, Etc.

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of UK Debenture
Exhibit H	-	Form of UK Share Pledge
Exhibit I	-	Form of Marathon Pledge Agreement
Exhibit J	-	Form of USE Overseas Pledge Agreement
Exhibit K	-	Form of Equity Support Agreement
Exhibit L	-	Form of Intercreditor Agreement
Exhibit M	-	Form of Formalities Certificate
Exhibit N	-	Form of Solvency Certificate
Exhibit O	-	Form of Opinion of Hunton & Williams LLP
Exhibit P	-	Form of Account Control Agreement

iii

SECOND LIEN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT, dated as of August 7, 2006, among GBGH, LLC, a Delaware limited liability company (the “Borrower”), Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as collateral agent (together with any successor collateral agent for the Second Lien Secured Parties (as hereinafter defined) appointed pursuant to the Intercreditor Agreement (as hereinafter defined), the “Second Lien Collateral Agent”), CREDIT SUISSE, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Second Lien Administrative Agent” and, together with the Second Lien Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined), and CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse Securities”), as sole lead arranger (together with any successor lead arranger, the “Lead Arranger”) and as sole bookrunner (together with any successor bookrunner, the “Bookrunner”).

PRELIMINARY STATEMENTS:

(1) The Borrower was organized by US Energy Overseas Investments LLC, a Delaware limited liability company (“USE Overseas”), and Marathon Capital Holdings (UK), LLC, a Delaware limited liability company (“Marathon”), in connection with the acquisition (the “Acquisition”) of (i) the Natural Gas Field Licenses (as hereinafter defined) and (ii) Knapton Generating Station, a 42 MW gas-fired power plant located in North Yorkshire, England (the “Knapton Generating Station”) and certain gas gathering and processing assets (the “Gas Collection and Processing Assets”, together with the Natural Gas Field Licenses and the Knapton Generating Station, the “Acquired Assets”). All of the common stock of USE Overseas is owned by U.S. Energy Systems, Inc., a Delaware corporation (“USEY”), and all of the preferred stock of USE Overseas is owned by VTEX Energy, Inc., a Nevada corporation (“VTEX”).

(2) On the Effective Date, the Acquisition will be effected through (i) the contribution by VTEX of an approximately 25% equity interest in Viking Petroleum UK Limited, a company organized under the laws of England and Wales (“Viking Petroleum”), the joint holder with Viking UK Gas Limited, a wholly owned subsidiary of Viking Petroleum (“Viking Gas”), of a 99% interest in the Natural Gas Field Licenses, to USE Overseas pursuant to a Contribution Agreement, dated as of August 7, 2006 (the “VTEX Contribution Agreement”), between VTEX and USE Overseas, which equity interest will then be contributed by USE Overseas to the Borrower, (ii) the purchase of an approximately 65% equity interest in Viking Petroleum by the Borrower’s wholly owned, direct subsidiary, UK Energy Systems Limited, a company organized under the laws of England and Wales (“UK Energy”), pursuant to the purchase and sale agreement, dated as of March 9, 2006, as amended as of May 1, 2006, as amended on June 2, 2006 and as further amended on August 3, 2006 (the “TCW Purchase and Sale Agreement”), among UK Energy, Viking, LLC, a Nevada limited liability company, and TCW Global Project Fund II, Ltd., an exempt company organized under the laws of the Cayman Islands (“TCW”), (iii) the purchase of an approximately 2% equity interest in Viking Petroleum by UK Energy pursuant to the letter agreement, dated as of August 7, 2006 (the “Lobban Purchase Agreement”), between UK Energy and Anthony Lobban, (iv) the purchase of an approximately 8% equity interest in Viking Petroleum by UK Energy pursuant to the letter agreement, dated as of August 7, 2006 (the “Erasmus Purchase Agreement”), between UK

Energy and Lourens Daniel John Erasmus and (iv) the purchase of the Knapton Generating Station and a 1% interest in the Natural Gas Field Licenses by the Borrower’s wholly owned, indirect subsidiary, RGS Energy Limited, a company organized under the laws of England and Wales (“RGS”), through an asset purchase pursuant to the purchase and sale agreement, dated as of August 7, 2006 (the “Scottish Power Purchase and Sale Agreement”, and together with the VTEX Contribution Agreement, the TCW Purchase and Sale Agreement, the Lobban Purchase Agreement, the Erasmus Purchase Agreement and all other documents relating to the Acquisition, the “Purchase and Sale Agreements”), between RGS, UK Energy and Scottish Power Generation Limited (“SPGL”).

(3) Simultaneously with the Acquisition, RGS will enter into (i) a long-term power purchase agreement (the “Power Purchase Agreement”) with ScottishPower Energy Management Limited, a company organized under the laws of Scotland (“SPEM”) and UK Energy, that will provide for the sale of power to SPEM and (ii) a long-term gas sales agreement (the “Gas Sales Agreement”, and together with the Power Purchase Agreement, the “Power and Gas Sales Agreements”) with SPEM and UK Energy that will provide for the sale of gas to SPEM. To service the Power and Gas Sales Agreements, RGS will enter into a novation (the “Novation of Master Gas Purchase Agreement”) with SPGL, Viking Petroleum and Viking Gas, of the master agreement (the “Master Gas Purchase Agreement”), dated 8 April 1993, between Kelt UK Limited, Marinex Exploration Ltd., Tullow Exploration Limited and Edinburgh Oil & Gas plc, as amended or novated from time to time. In addition, RGS and Viking Gas will enter into an operation and maintenance agreement (the “Operation and Maintenance Agreement”) and RGS and SPEM will enter into a transitional services agreement (the “Transitional Services Agreement”). Finally, Viking Gas will enter into a management services agreement (the “Management Services Agreement”) with Madison Energy Management Limited, a company organized under the laws of England and Wales (“Madison”).

(4) Following the Acquisition, the Borrower intends to further develop the natural gas fields subject to the Natural Gas Field Licenses in a several phase process which will involve resolving certain operational issues, expanding the gas collection system and constructing a pipeline (collectively, the “Expansion” and together with the Acquisition, the “Transaction”).

(5) The Borrower has requested that, in connection with the consummation of the Transaction, the Lenders provide a senior secured second lien term loan facility of U.S.$29,500,000 (the “Facility”) to be drawn in full on the Effective Date and (i) to pay a portion of the aggregate purchase price of the Acquisition, (ii) to fund the Working Capital Account, the Debt Service Reserve Account, the Additional Debt Service Reserve Account, the Debt Service During Development Account and the Major Maintenance Account, and (iii) to pay the fees, costs and expenses incurred in connection with the Transaction and the Facility (including the fees in connection with any Hedge Agreements entered into in accordance with the Loan Documents) and certain other transactions contemplated thereby and (iv) for deposit into the Expansion Accounts to fund certain costs associated with the Expansion.

(6) Simultaneously with the transactions contemplated hereunder, the Borrower will enter into a U.S.$113,500,000 senior secured first lien term loan facility with Credit Suisse, as first lien administrative agent and as first lien collateral agent, the lenders party thereto and certain others (the “First Lien Facility”).

(7) The Lenders have indicated their willingness to agree to the Borrower’s request referred to above on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Hedge Provider” means: (a)(i) a financial institution whose long-term unsecured debt is rated at least “A” by S&P and “A2” by Moody’s (and, if the long-term unsecured indebtedness of such financial institution is rated “A” by S&P or “A2” by Moody’s, such financial institution shall not be on “negative watch” or “negative outlook” by such rating agency) or (ii) a non-financial institution whose long-term unsecured debt is rated at least “AA” by S&P and “Aa2” by Moody’s (and, if the long-term unsecured indebtedness of such non-financial institution is rated “AA” by S&P or “Aa2” by Moody’s, such non-financial institution shall not be on “negative watch” or “negative outlook” by such rating agency), (b) with respect to Hedge Agreements involving energy commodities (including gas, power and emissions credits), which has significant experience in energy commodity trading and (c) which is approved by the Second Lien Administrative Agent (such approval not to be unreasonably withheld).

“Accepting Lenders” has the meaning specified in Section 2.06(b)(vii).

“Account Bank” has the meaning specified in the Intercreditor Agreement.

“Account Control Agreement” has the meaning specified in Section 3.01(a)(v).

“Accounts” has the meaning specified in the Intercreditor Agreement.

“Acquired Assets” has the meaning specified in the Preliminary Statements.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Additional Debt Service Reserve Account” has the meaning specified in the Intercreditor Agreement.

“Additional Hedge Premium” means (a) to the extent that the Borrower elects to extend the Initial Interest Rate and Currency Hedge Agreement, U.S.$20,000,000 and (b) to the extent that the Borrower enters into one or more Replacement Interest Rate and Currency Hedge Agreements, the amount payable as an upfront fee or premium to the Hedge Providers thereunder.

“Advance” means an advance by a Lender to the Borrower pursuant to Article II and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Second Lien Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Loan Party or Subsidiary was the sole “Affected Party” and (c) the Second Lien Administrative Agent was the sole party determining such payment amount.

“Annual Budget and Operating Plan” has the meaning specified in Section 5.03(l).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances.

“Applicable Reserve Report” means the most recent reserve report or certificate required to be delivered under Section 5.03(n) or (o).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in Section 8.07.

“Assignee Group” means two or more Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Second Lien Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto or any other form approved by the Second Lien Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Model” has the meaning specified in Section 3.01(a)(xxv).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse’s prime rate; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(i).

“Bookrunner” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing consisting of Advances made on the Effective Date by the Lenders.

“Business” means the business of (a) owning and operating the Knapton Generating Station, (b) owning and operating the Gas Collection and Processing Assets, (c) carrying out the Expansion Work and (d) otherwise exploring for and extracting petroleum (including natural gas) from the areas subject to the Natural Gas Field Licenses, together with all activities ancillary or related to carrying out the foregoing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to the partial or complete interruption of the operation of the Project (excluding any casualty, liability or similar proceeds).

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its

Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carbon Credit Hedge Agreement” means the Emission Allowances Trade Agreement for the EU Scheme, dated August 7, 2006, entered into between Credit Suisse Energy, LLC and RGS.

“Carbon Credit Hedge Collateral Deed” means the Collateral Deed, dated 7 August 2006, entered into between Credit Suisse Energy, LLC and RGS.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least U.S.$1,000,000,000, (c) commercial paper in an aggregate amount of no more than U.S.$10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., (d) readily marketable debt obligations issued or guaranteed by the Government of the United Kingdom or by an instrumentality or agency of the Government of the United Kingdom having an equivalent credit rating, maturing in one year after the relevant date of calculation and not convertible or exchangeable to any other security or (e) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Flow Available for Debt Service” means, for any period, (a) Revenues for such period minus (b) the aggregate amount of operating expenses paid by the Borrower and its Subsidiaries during such period in accordance with the Loan Documents minus (c) the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries paid in cash during such period in accordance with the Loan Documents.

“Cash Interest” has the meaning specified in Section 2.04(a)(i).

“Casualty Event” means an event that causes any portion of the Project or any other property of the Borrower or its Subsidiaries intended to be incorporated therein to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Certificates of Title” has the meaning specified in Section 3.01(a)(xxxiv).

“Change of Control” means the occurrence of any of the following:

(a)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests in USEY (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests in USEY (without taking into account any shares issuable pursuant to USEY’s Series G, Series H or Series I warrants issued on the Effective Date), (ii) during any period of up to 24 consecutive months, commencing on or after the Effective Date, individuals who at the beginning of such 24-month period were directors of USEY shall cease for any reason to constitute a majority of the board of directors of USEY, or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of “control” of USEY within the meaning of Rule 405 of the U.S. Securities Act of 1933, as amended;

(b) at any time prior to Phase II Completion, USEY shall cease to, directly or indirectly, own and control 75% of the Voting Interests and 75% of the common Equity Interests in the Borrower; or

(c) at any time on or after Phase II Completion, USEY shall cease to own and control greater than 50% of the Voting Interests and 50% of the common Equity Interests in the Borrower.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties.

“Collateral Documents” means the Security Agreement, the UK Debenture, the UK Share Charge, the Marathon Pledge Agreement, the USE Overseas Pledge Agreement, the Account Control Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties.

“Commitment” means the amount set forth opposite such Lender’s name on Schedule I.

“Communications” has the meaning specified in Section 8.02(b).

“Companies Act” shall mean the Companies Act 1985 of England and Wales (as amended).

“Confidential Information” means information that USEY, any Loan Party or any Pledgor furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender from a source other than USEY, the Loan Parties or the Pledgors.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.09.

“Credit Suisse” has the meaning specified in the recital of parties to this Agreement.

“Credit Suisse Securities” has the meaning specified in the recital of parties to this Agreement.

“CS International” means Credit Suisse International.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, that in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Obligations, contingent or otherwise, of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all Guaranteed Debt and Synthetic Debt of such Person and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” shall mean, as of any date with respect to any Person, (a) Debt for money borrowed and (b) all Obligations of such Person as lessee under Capitalized Leases. For purposes of this definition, interest which is accrued but not paid when due on the scheduled due date for such interest shall be deemed Debt for Borrowed Money.

“Debt Service” means, for any period, the sum of any payments due in respect of the Secured Obligations and the First Lien Obligations (other than any mandatory or voluntary prepayments of principal (and interest payable in connection therewith) required or permitted under the Loan Documents and the First Lien Loan Documents), whether for principal, interest, fees or otherwise during such period, with interest payments netted against payments payable to the Borrower under the Initial Interest Rate and Currency Hedge Agreement or any Replacement Interest Rate and Currency Hedge Agreement.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service payable during such period.

“Debt Service During Development Account” has the meaning specified in the Intercreditor Agreement.

“Debt Service Reserve Account” has the meaning specified in the Intercreditor Agreement.

“Declining Date” has the meaning specified in Section 2.06(b)(vi).

“Declining Lender” has the meaning specified in Section 2.06(b)(vi).

“Deed of Termination and Release” means the Deed of Termination and Release, dated August 7, 2006, between Viking Petroleum, Deutsche Bank Trust Company Americas, TCW, Viking BV, Viking, LLC and Deutsche Bank, AG.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.04(b).

“Dollar”, “U.S. Dollar”, “U.S.$” and the sign “$” each means the lawful currency of the United States of America.

“Dollar Expansion Account” has the meaning specified in the Intercreditor Agreement.

“Dollar Revenue Account” has the meaning specified in the Intercreditor Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Second Lien Administrative Agent.

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense and (e) amortization expense, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period.

“Effective Date” has the meaning specified in Section 3.01.

“Engagement Letter” means the Amended and Restated Engagement Letter, dated January 19, 2006 and amended and restated as of August 7, 2006, between the Borrower, USEY and Credit Suisse Securities.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement; in each case notified in writing to the Borrower or which the Borrower may reasonably anticipate receiving, relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any statute, law, directive, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance which in all cases are legally binding, in each case of or in any relevant jurisdiction, including, without limitation, the United Kingdom, or any relevant legal jurisdiction within the United Kingdom, and the European Union, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, license or other authorization required under or issued pursuant to any Environmental Law, including, without limitation, greenhouse gas emissions permits and allowances or credits related to greenhouse gas emissions.

“EPS Maintenance Agreement” means the Scheduled Maintenance Agreement, dated August 7, 2006, entered into between European Power Systems Ltd. and Viking Gas.

“Equity Contribution” means the funds contributed, or caused to be contributed, by USEY to the Borrower in the amount of U.S.$11,300,000 to consummate the Transaction.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Support Agreement” has the meaning set forth in Section 3.01(a)(x).

“Equity Support Letter of Credit” has the meaning specified in the Equity Support Agreement.

“Erasmus Purchase Agreement” has the meaning specified in the Preliminary Statements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application pursuant to Section 303 of ERISA or Section 412(d) of the Code for a

minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Second Lien Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the Borrowing, the rate per annum determined by the Second Lien Administrative Agent at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Second Lien Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Second Lien Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Second Lien Administrative Agent at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve

System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, as of any Excess Cash Flow Payment Date, an amount equal to:

(a) prior to Phase II Completion, (i) 90% of the amount on deposit in the Revenue Accounts on the immediately preceding Quarterly Payment Date after giving effect to any transfers from the Revenue Accounts on such Quarterly Payment Date pursuant to priorities first through eleventh, fourteenth and fifteenth of Section 7.6(a) of the Intercreditor Agreement and priorities first through ninth, twelfth and thirteenth of Section 7.6(b) of the Intercreditor Agreement on such Quarterly Payment Date less (ii) any amounts transferred from the Revenue Accounts pursuant to priority twelfth of Section 7.6(a) of the Intercreditor Agreement and priority tenth of Section 7.6(b) of the Intercreditor Agreement on such Excess Cash Flow Payment Date; and

(b) following Phase II Completion, (i) 100% of the amount on deposit in the Revenue Accounts on the immediately preceding Quarterly Payment Date after giving effect to any transfers from the Revenue Accounts on such Quarterly Payment Date pursuant to priorities first through eleventh, fourteenth and fifteenth of Section 7.6(a) of the Intercreditor Agreement and priorities first through ninth, twelfth and thirteenth of Section 7.6(b) of the Intercreditor Agreement on such Quarterly Payment Date less (ii) any amounts transferred from the Revenue Accounts pursuant to priority twelfth of Section 7.6(a) of the Intercreditor Agreement and priority tenth of Section 7.6(b) of the Intercreditor Agreement on such Excess Cash Flow Payment Date.

“Excess Cash Flow Payment Date” has the meaning specified in the Intercreditor Agreement.

“Excess Cash Period” means the period from the Effective Date, until the first day following the first full calendar quarter during which the aggregate principal amount outstanding under the Facility on each day of such calendar quarter is equal to or less than 50% of the aggregate principal amount of the Facility outstanding on the Effective Date immediately following the Borrowing.

“Expansion” has the meaning specified in the Preliminary Statements.

“Expansion Accounts” means the Dollar Expansion Account and the Sterling Expansion Account.

“Expansion Account Drawing” has the meaning specified in Section 3.02.

“Expansion Costs” means the costs and expenses set forth in (a) prior to the delivery and effectiveness of the first Annual Budget and Operating Plan hereunder, the Base Case Model and (b) after the delivery and effectiveness of the first Annual Budget and Operating Plan hereunder, the then effective Annual Budget and Operating Plan, in each case, that are required to complete the Expansion Work.

“Expansion Work” means the engineering, design, procurement, construction, installation, startup and testing associated with the Expansion.

“Facility” has the meaning given thereto in the Preliminary Statements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Second Lien Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Agency Fee Letter dated August 7, 2006 between the Borrower and Credit Suisse, acting as the First Lien Administrative Agent, as the First Lien Collateral Agent, as the Second Lien Administrative Agent and as the Second Lien Collateral Agent.

“First Lien Administrative Agent” has the meaning specified in the First Lien Loan Documents.

“First Lien Collateral Agent” has the meaning specified in the First Lien Loan Documents.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among the Borrower, Credit Suisse, as first lien administrative agent and first lien collateral agent, the lenders party thereto and Credit Suisse Securities, as sole lead arranger and sole bookrunner.

“First Lien Event of Default” has the meaning specified in the Intercreditor Agreement.

“First Lien Facility” has the meaning specified in the Preliminary Statements.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement and all other instruments, agreements and other documents evidencing or governing the First Lien Obligations or providing for any guaranty or other right in respect thereof.

“First Lien Obligations” has the meaning specified for “First Lien Obligations” in the Intercreditor Agreement.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Floating Rate Loan” means any Advance that bears interest at a rate determined by reference to the Eurodollar Rate or the Base Rate.

“Foreign Benefit Arrangement” has the meaning specified in Section 4.01(q)(vi).

“Foreign Plan” has the meaning specified in Section 4.01(q)(vi).

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means UK GAAP or US GAAP, as applicable based upon the jurisdiction of organization or incorporation, as the case may be, of the relevant Person.

“Gas Collection and Processing Assets” has the meaning specified in the Preliminary Statements.

“Gas Hedge Agreement” means the Letter Agreement, dated August 7 2006, entered into between UK Energy and J. Aron & Company.

“Gas Sales Agreement” has the meaning specified in the Preliminary Statements.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto.

“Guaranty” has the meaning specified in Section 3.01(a)(ii).

“Hazardous Materials” means (a) radioactive materials, mold, asbestos-containing materials, polychlorinated biphenyls and radon gas, (b) greenhouse gasses, including without limitation, carbon dioxide, methane, nitrous oxide and hydro fluorocarbons, and (c) any other chemicals, materials or substances whether natural or man-made and whether in solid, liquid or gaseous form, designated or classified as hazardous or toxic or as a pollutant or contaminant, or otherwise regulated, under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, gas, power and emissions credit hedging arrangements and other similar hedging agreements.

“Hedge Provider” means any Person (other than the Borrower, any Guarantor or any affiliates thereof) party to any Hedge Agreement entered into in accordance with the terms of this Agreement.

“Increased Base Amount” has the meaning specified in Section 2.11(g).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Independent Engineer” means, with respect to matters relating to (a) the Knapton Generating Station, the Independent Power Plant Engineer, (b) all natural gas fields, natural gas wells and gas gathering equipment that form part of the Project, the Independent Natural Gas Development Consultant, and (c) all pipeline facilities that form part of the Project, the Independent Pipeline Construction Consultant.

“Independent Environmental Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Independent Insurance Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Independent Natural Gas Development Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Independent Pipeline Construction Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Independent Power Plant Engineer” has the meaning specified for such term in the Intercreditor Agreement.

“Independent UK Gas Market Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Independent UK Power Market Consultant” has the meaning specified for such term in the Intercreditor Agreement.

“Information Memorandum” means the information memorandum dated June 2006 used by the Lead Arranger in connection with the syndication of the Commitments.

“Initial Declined Amount” has the meaning specified in Section 2.06(b)(vi).

“Initial Declined Amount Notice” has the meaning specified in Section 2.06(b)(vi).

“Initial Interest Rate and Currency Hedge Agreement” means the Letter Agreement, dated August 7, 2006, entered into between the Borrower and CS International.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Loan Party or Pledgor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or Pledgor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party or Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party or Pledgor.

“Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any Casualty Event other than Business Interruption Insurance Proceeds.

“Interconnection Agreement” means the Agreement for the Connection to Northern Electricity Distribution Ltd.’s Distribution System, dated August 7, 2006, entered into between Northern Electricity Distribution Ltd. and RGS.

“Intercreditor Agreement” has the meaning specified in Section 3.01(a)(xi).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Second Lien Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after any principal repayment installment date for the Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of Advances under the Facility due and payable on or prior to such date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (k) of the definition of “Debt” in respect of such Person.

“Knapton Generating Station” has the meaning specified in the Preliminary Statements.

“Knowledge” means, as to any Person, the actual awareness of, if such Person is a natural Person, such natural Person or, if such Person is not a natural Person, a Responsible Officer of such Person, of the fact, event or circumstance; provided, however, that each such natural Person and each Responsible Officer of a Person that is not a natural Person shall in any event be deemed to have “Knowledge” of any matter as to which such natural Person or such Responsible Officer of such Person that is not a natural Person has been given notice pursuant to and in accordance with the provisions of any Transaction Document to which such Person or natural Person is a party.

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Lease of Producers’ Facilities, Connection Works and Related Works” means the Lease of Producers’ Facilities, Connection Works and Related Works, dated 23 December 1994, between, among others, Scottish Power plc, Kelt U.K. Limited and Tullow Exploration Limited, as amended or novated from time to time.

“Leased Real Property” means those properties set forth on Schedule 4.01(x).

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Intercreditor Agreement, (e) the Equity Support Agreement, (f) the Collateral Documents, (g) the Engagement Letter and (h) the Fee Letter, in each case as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Lobban Purchase Agreement” has the meaning specified in the Preliminary Statements.

“London Accounts” has the meaning specified in the Intercreditor Agreement.

“Madison” has the meaning specified in the Preliminary Statements.

“Major Maintenance Account” has the meaning specified in the Intercreditor Agreement.

“Make-Whole Fixed Rate” means, with respect to any Advance to be prepaid on any date of prepayment, a fixed rate of interest determined by the Second Lien Administrative Agent in its sole discretion five (5) Business Days prior to the date of such prepayment to be equal to the mid-market Remaining Non-Par Call Term swap transaction with a notional amount equal to the then outstanding principal amount of such Advance, a term equal to the Remaining Non-Par Call Term and a floating rate of interest equal to the Eurodollar Rate plus the Applicable Margin then in effect.

“Make-Whole Premium” means, with respect to any Advance to be prepaid on any date of prepayment, an amount equal to the greater of (a) 4.0% of the then outstanding principal amount of such Advance and (b) the excess of (i) the present value at such date of prepayment of (A) 103% of the then outstanding principal amount of such Advance plus (B) an amount equal to the amount of interest that would accrue on the outstanding principal amount of such Advance during the then applicable Remaining Non-Par Call Term at the Make-Whole Fixed Rate computed using a discount rate equal to the Treasury Rate plus 50 basis points over (ii) the then outstanding principal amount of such Advance.

“Management Services Agreement” has the meaning specified in the Preliminary Statements.

“Marathon” has the meaning specified in the Preliminary Statements.

“Marathon Pledge Agreement” has the meaning specified in Section 3.01(a)(viii).

“Margin Stock” has the meaning specified in Regulation U.

“Master Gas Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of any Agent or the Lenders under the Transaction Documents or (c) the ability of any Loan Party to perform its Obligations under any Transaction Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of U.S.$2,500,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Project Agreements” means the Purchase and Sale Agreements, the Management Services Agreement, the Power and Gas Sales Agreements, the Master Gas Purchase Agreement, the Novation of Master Gas Purchase Agreement, the Operation and Maintenance Agreement, the Lease of Producers’ Facilities, Connection Works and Related Works, the Novation of Lease of Producers’ Facilities, Connection Works and Related Works, the Transitional Services Agreement, the TCT Maintenance Agreement, the EPS Maintenance Agreement, the Interconnection Agreement and each Replacement Material Project Agreement; each a “Material Project Agreement”.

“Moody’s” means Moody’s Investor Services, Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Natural Gas Field Licenses” means “Licenses” as such term is defined in the UK Debenture.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i) or (iii) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated in respect of such sale, lease, transfer or other disposition (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in capital assets used or useful in the business of the Borrower and its Subsidiaries within 6 months after the date of receipt thereof;

(b) with respect to the incurrence or issuance of any Debt by the Borrower or any of its Subsidiaries (other than Debt incurred or issued pursuant to clause (i), (ii), (iii), (v), (vi) or (vii) of Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Debt to Proven Reserve Ratio” means, with respect to any date, the ratio of (a) the Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries on such date to (b) the Proven Reserves on such date.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Novation of Lease of Producers’ Facilities, Connection Works and Related Works” means the Novation of the Lease of Producers’ Facilities, Connection Works and Related Works dated August 7, 2006, between SPGL, RGS, Viking Petroleum and Viking Gas.

“Novation of Master Gas Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Operation and Maintenance Agreement” has the meaning specified in the Preliminary Statements.

“Optional Extension Provision” means the provision set forth in the Initial Interest Rate and Currency Hedge Agreement providing for the extension of the term thereof to December 30, 2013.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Owned Real Property” means those properties set forth on Schedule 4.01(w).

“Partial Release” means the Partial Release of Security Interest, dated August 7, 2006, between JPMorgan Chase Bank and TCW.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Encumbrances” means the Liens on the Owned Real Property and Leased Real Property listed in Schedules 4.01(w) and (x) that are set forth in the Certificates of Title.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, (f) Permitted Encumbrances, (g) Liens created under the Third Lien Pledge Agreement, dated August 7, 2006, from USE Overseas to Silver Point Finance, LLC (including as amended in accordance with the Intercreditor Agreement) provided that such Liens are subject to the terms of the Intercreditor Agreement and (h) any Liens created or outstanding with the prior written consent of the Second Lien Collateral Agent.

“Person” means an individual, firm, company, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, any association, joint venture or other entity, or a government or any political subdivision or agency thereof (in each case whether or not having a separate legal personality).

“Phase I Completion” has the meaning specified in the Equity Support Agreement.

“Phase II Completion” has the meaning specified in the Equity Support Agreement.

“PIK Interest” has the meaning specified in Section 2.04(a)(ii).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Pledgors” means USE Overseas and Marathon.

“Power and Gas Sales Agreements” has the meaning specified in the Preliminary Statements.

“Power Purchase Agreement” has the meaning specified in the Preliminary Statements.

“PPI” means, with respect to any period, the U.S. Producers Price Index for finished goods (WPUSOP 3110) for such period.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Amount” has the meaning specified in Section 2.06(b)(vi).

“Prepayment Date” has the meaning specified in Section 2.06(b)(vi).

“Prepayment Notice” has the meaning specified in Section 2.06(b)(vi).

“Project” means the Acquired Assets plus all additional facilities constructed and assets acquired by the Borrower or its Subsidiaries in connection with the Expansion.

“Projected Cash Flow Available for Debt Service” means, for any period, (a) the amount of Revenues projected during such period minus (b) the aggregate amount of operating expenses of the Borrower and its Subsidiaries projected to be paid during such period in accordance with the Loan Documents, minus (c) the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries projected to be paid in cash during such period in accordance with the Loan Documents, in each case calculated by the Borrower in accordance with the provisions of Section 1.03.

“Projected Debt Service” means for, any period, the sum of any payments projected to be due, without duplication, in respect of the Secured Obligations and the First Lien Obligations (other than any mandatory or voluntary prepayments of principal (and interest payable in connection therewith) required or permitted under the Loan Documents and the First Lien Loan Documents), whether for principal, interest, fees or otherwise during such period, calculated in accordance with Section 1.03; provided that with respect to interest payments, “Projected Debt Service” shall include actual and (without duplication) scheduled payments projected to be paid to the Borrower under the Initial Interest Rate and Currency Hedge Agreement and any Replacement Interest Rate and Currency Hedge Agreement during such period.

“Projected Debt Service Coverage Ratio” means, for any period, the ratio of (a) Projected Cash Flow Available for Debt Service to (b) Projected Debt Service, in each case, for such period.

“Proven Reserve Coverage Ratio” means, with respect to any date, the ratio of (a) the PV-10 Value on such date to (b) the Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries on such date.

“Proven Reserves” means the proven reserves of the Borrower’s and its Subsidiaries’ natural gas properties as set forth in the Applicable Reserve Report.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by professional and reputable construction, engineering and operations and maintenance firms performing engineering and construction or operations and maintenance services in the United Kingdom power generation and natural gas extraction industries for facilities similar to the Project that, in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practices in connection with the design and construction and operation and maintenance of equipment, facilities and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“Purchase and Sale Agreements” has the meaning specified in the Preliminary Statements.

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from the Proven Reserves, utilizing the average of the “Three-Year Strip Price” for natural gas (UK National Balancing Point) quoted on the International Petroleum Exchange (or its successor) as of the date as of which the information set forth in the relevant reserve report or certificate is provided (as adjusted for basis differentials) and utilizing a 10% discount rate.

“Quarterly Payment Date” has the meaning specified in the Intercreditor Agreement.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the First Lien Loan Documents, the Material Project Agreements and the Unsecured Hedge Agreements.

“Remaining Non-Par Call Term” means, as of any date of determination, the period of time between such date of determination through and including the sixth anniversary of the Borrowing.

“Replacement Material Project Agreement” has the meaning specified in Section 6.01(u).

“Replacement Hedge Agreement” means, with respect to any Unsecured Hedge Agreement, a Hedge Agreement entered into by the Loan Party party to such Unsecured Hedge Agreement, as the case may be, and an Acceptable Hedge Provider on identical economic terms to such Unsecured Hedge Agreement, as the case may be, and on terms otherwise acceptable to the Required Lenders.

“Replacement Interest Rate and Currency Hedge Agreement” has the meaning specified in Section 5.01(p)(ii).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time.

“Responsible Officer” means, with respect to (a) any Agent or Lender, an officer of such Agent or Lender in the department responsible for administering the Facility and (b) any Loan Party, the chief executive officer, president, chief financial officer, general manager, any other officer having substantially the same authority and responsibility and any other officer having management responsibility for matters related to the Project.

“Revenue Accounts” means the Dollar Revenue Account and the Sterling Revenue Account.

“Revenues” shall mean, for any period, the sum, computed without duplication, of all cash payments received by the Borrower and its Subsidiaries on a Consolidated basis during such period (or, in the case of any future period, projected by the Borrower to be received during such period), including, without limitation, any tax refunds, pension plan reversions, Business Interruption Insurance Proceeds, indemnity payments and purchase price adjustments received in connection with any purchase and sale agreement. Revenues shall exclude, to the extent included, (a) proceeds of Debt, (b) Insurance Proceeds paid in respect of any Casualty Event and (c) proceeds of equity contributions to the Borrower or any of its Subsidiaries.

“RGS” has the meaning specified in the Preliminary Statements.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Scottish Power Purchase and Sale Agreement” has the meaning specified in the Preliminary Statements.

“Second Lien Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Second Lien Administrative Agent’s Account” means the account of the Second Lien Administrative Agent specified by the Second Lien Administrative Agent in writing to the Lenders from time to time.

“Second Lien Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Second Lien Obligations” means (a) all Obligations outstanding under the Loan Documents, including, without limitation, this Agreement and (b) all interest accrued or accruing in respect of the Obligations described in clause (a) (or which would, absent the commencement of any Insolvency or Liquidation Proceeding, accrue) before and after commencement of any Insolvency or Liquidation Proceeding, in accordance with the rate specified in the relevant Loan Documents, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Second Lien Secured Parties” means the Agents and the Lenders.

“Secured Obligations” means the “Second Lien Obligations” as defined in the Intercreditor Agreement.

“Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPEM” has the meaning specified in the Preliminary Statements.

“SPGL” has the meaning specified in the Preliminary Statements.

“Sponsor Funding Account” has the meaning specified in the Intercreditor Agreement.

“Sponsor Prepayment Amount Notice” means “Prepayment Amount Notice” as defined in the Equity Support Agreement.

“Sponsor Prepayment Contribution” means “Prepayment Contribution” as defined in the Equity Support Agreement.

“Sponsor Prepayment Event” means “Prepayment Event” as defined in the Equity Support Agreement.

“Sterling”, “Pound Sterling” and the sign “£” each means the lawful currency of the United Kingdom.

“Sterling Expansion Account” has the meaning specified in the Intercreditor Agreement.

“Sterling Revenue Account” has the meaning specified in the Intercreditor Agreement.

“Subordinated Debt” means any other Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Required Lenders.

“Subsidiary” of any Person means any firm, company, corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” has the meaning specified in Section 2.11(a).

“TCT Maintenance Agreement” means the Field Support Services Agreement, dated August 7, 2006, entered into between TransCanada Turbines UK Limited and Viking Gas.

“TCW” has the meaning specified in the Preliminary Statements.

“TCW Purchase and Sale Agreement” has the meaning specified in the Preliminary Statements.

“Total Leverage Ratio” means, with respect to any period, the ratio of (a) the Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries on the last day of such period to (b) EBITDA for the consecutive 12-month period immediately preceding the last day of such period.

“Transaction” has the meaning specified in the Preliminary Statements.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Transitional Services Agreement” has the meaning specified in the Preliminary Statements.

“Treasury Rate” means, with respect to the calculation of any Make-Whole Fixed Rate in connection with the voluntary prepayment of any Advance, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least five (5) Business Days prior to the date fixed for such prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the Remaining Non-Par Call Term; provided, however, that if the Remaining Non-Par Call Term is not equal to the constant maturity of a United States Treasury security for which a weekly yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) form the weekly average yields of United States Treasury securities for which such yields are given, except that if the Remaining Non-Par Call Term is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UK Debenture” has the meaning specified in Section 3.01(a)(iv).

“UK Energy” has the meaning specified in the Preliminary Statements.

“UK GAAP” means generally accepted accounting principles, as in effect in the United Kingdom and on the date of determination.

“UK Guarantor” means any Guarantor incorporated under the laws of England and Wales.

“UK Share Charge” has the meaning specified in Section 3.01(a)(vii).

“Unsecured Hedge Agreements” means the Gas Hedge Agreement, the Carbon Credit Hedge Agreement, the Initial Interest Rate and Currency Hedge Agreement, any Replacement Interest Rate and Currency Hedge Agreement and any Replacement Hedge Agreement entered into with respect to any of the foregoing.

“US GAAP” means generally accepted accounting principles, as in effect in the United States of America and on the date of determination.

“USE Overseas” has the meaning specified in the Preliminary Statements.

“USE Overseas Pledge Agreement” has the meaning specified in Section 3.01(a)(ix).

“USEY” has the meaning specified in the Preliminary Statements.

“Viking BV” means Viking Petroleum B.V., a company organized under the laws of The Netherlands.

“Viking Gas” has the meaning specified in the Preliminary Statements.

“Viking Petroleum” has the meaning specified in the Preliminary Statements.

“VIP” means Viking International Petroleum Limited, a company organized under the laws of England and Wales.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“VTEX” has the meaning specified in the Preliminary Statements.

“VTEX Contribution Agreement” has the meaning specified in the Preliminary Statements.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Account” has the meaning specified in the Intercreditor Agreement.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents the definitions of terms shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended as provided therein and in the other Loan Documents;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03. Accounting Terms. (a) Use of GAAP. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b) Determination of Projected Debt Service Coverage Ratio. For purposes of this Agreement, the calculation of the Projected Debt Service Coverage Ratio for any relevant period shall be made by the Borrower, using data and assumptions consistent with the Base Case Model, except:

(i) to the extent that any such data or assumptions are inconsistent with (whether more or less favorable to the Borrower than those contained in) the then-applicable Annual Budget and Operating Plan for all or any portion of the applicable future period, the relevant determinations of the Projected Debt Service Coverage Ratio shall be made using the data and assumptions set forth in the then applicable Annual Budget and Operating Plan;

(ii) where the Second Lien Administrative Agent in consultation with the Independent Engineer (if applicable) has notified the Borrower that the data or assumptions contained in the Base Case Model are inconsistent with (whether more or less favorable to the Borrower than) the most recent reports delivered pursuant to Section 5.03, the relevant determinations of the Projected Debt Service Coverage Ratio shall be made using data and assumptions which are consistent with the then-applicable Annual Budget and Operating Plan and most recent reports delivered pursuant to Section 5.03 or which are otherwise approved by the Second Lien Administrative Agent;

(iii) with respect to any Floating Rate Loan for which a Hedge Agreement that has the economic effect of swapping the Borrower’s floating rate interest exposure with respect to such Floating Rate Loan for fixed rate interest exposure is not in place for any period (or part thereof) for which a calculation of the Projected Debt Service Coverage Ratio is to be made for purposes of this Agreement, such calculation shall be made assuming that interest will accrue on such Floating Rate Loan during such period at the rate equal to the rate applicable to such Floating Rate Loan as of the date of such calculation; and

(iv) with respect to any Floating Rate Loan for which a Hedge Agreement that has the economic effect of swapping the Borrower’s floating rate interest exposure with respect to such Floating Rate Loan for fixed rate interest exposure is in place for any entire period with respect to which a calculation of the Projected Debt Service Coverage is to be made for purposes of this Agreement (and as to which no termination event has occurred), the relevant determinations of the Projected Debt Service Coverage Ratio for such period shall be made assuming that interest will accrue on such Floating Rate Loan during such period at a rate equal to the sum of the Applicable Margin for the relevant period plus the rate utilized by the Borrower as the “Fixed Rate Payer” under, and as defined in, the relevant Hedge Agreement to determine the amount payable to the Hedge Provider party thereto.

(c) Rounding. Whenever either the Debt Service Coverage Ratio or the Projected Debt Service Coverage Ratio is required to be calculated under this Agreement, such calculation shall be computed to the nearest two (2) decimal places.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on the Effective Date, with the amount of the Advance being equal to the amount set forth opposite such Lender’s name on Schedule I hereto. The Borrowing shall consist of the respective Advances made simultaneously by the Lenders to the Borrower. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) The Borrowing shall be made on notice, given not later than 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of the Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Borrowing in the case of the Borrowing consisting of Base Rate Advances, by the Borrower to the Second Lien Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Such notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Borrowing, (ii) Type of Advances comprising the Borrowing, and (iii) in the case of the Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Second Lien Administrative Agent at the Second Lien Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing. After the Second Lien Administrative Agent’s receipt of such funds and upon fulfillment of the conditions set forth in Article III, the Second Lien Administrative Agent will make such funds available to the Borrower by transferring such funds to the Accounts as directed by the Borrower and as contemplated by the Intercreditor Agreement.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for the Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Sections 2.07, 2.08 or 2.09.

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of where the Borrowing is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing for the Borrowing the conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Second Lien Administrative Agent shall have received notice from a Lender that such Lender will not make available to the Second Lien Administrative Agent such Lender’s ratable portion of the Borrowing, the Second Lien Administrative Agent may assume that such Lender has made such portion available to the Second Lien Administrative Agent on the date of the Borrowing in accordance with subsection (a) of this Section 2.02 and the Second Lien Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Second Lien Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Second Lien Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Second Lien Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.04 to Advances comprising the Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Second Lien Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of the Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

SECTION 2.03. Repayment of Advances. The Borrower shall repay to the Second Lien Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances together with any accrued and unpaid interest thereon on August 7, 2014.

SECTION 2.04. Interest. (a) Scheduled Interest. Interest on the unpaid principal amount of each Advance owing to each Lender shall accrue from the date of such Advance until such principal amount shall be paid in full as follows:

(i) Cash Interest. The Borrower shall pay cash interest (“Cash Interest”) on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(A) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Margin in effect from time to time, payable in arrears on each Quarterly Payment Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(B) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (a) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(ii) PIK Interest. Additional interest (“PIK Interest”) on the unpaid principal amount of each Advance owing to each Lender shall be capitalized and added to the outstanding amount of such Advance until such principal amount shall be paid in full as follows:

(A) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to 6.00%.

(B) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times 6.00%.

On each Quarterly Payment Date, PIK Interest accrued on the Advance owing to each Lender since and including the immediately preceding Quarterly Payment Date shall be automatically capitalized and added to the outstanding principal amount of the Advance owing to such Lender. Any such accrued PIK Interest shall, after being so capitalized, be treated as part of the principal amount of the Advance owing to each Lender and shall bear interest in accordance with this Section 2.04.

(b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, interest (“Default Interest”) shall accrue on (i) the unpaid principal amount of the Advance owing to each Lender, at a rate per annum equal at all times to 2% per annum above the rate per annum applicable to such Advance pursuant to clause (a)(i)(A) and (a)(ii)(A) or

(a)(i)(B) and (a)(ii)(B) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i)(A) and (a)(ii)(A) or (a)(i)(B) and (a)(ii)(B) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i)(A) and (a)(ii)(A) above. Default Interest shall be immediately payable by the Borrower on demand by the Second Lien Administrative Agent; provided that notwithstanding the foregoing, until repayment in full in cash of the First Lien Obligations, Default Interest arising pursuant to this Section 2.06(b) shall be compounded with the outstanding principal amount of the Advances but will remain immediately due and payable.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of the Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Second Lien Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Second Lien Administrative Agent for purposes of clause (a)(i)(A) or (a)(ii)(A) above.

SECTION 2.05. Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.06. Prepayments. (a) Optional. (i) Subject to the terms of the Intercreditor Agreement, the Borrower may, at any time after the payment in full of 100% of the aggregate principal amount of the First Lien Facility and upon at least 30 days’ notice to the Second Lien Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, which shall be in an aggregate amount of U.S.$1,000,000 or integral multiples in excess thereof (unless such amount represents the entire amount outstanding) and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with (A) in the case of the prepayment of each Eurodollar Rate Advance, and in the case of the prepayment in full of Base Rate Advances, accrued interest to the date of such prepayment on the aggregate principal amount prepaid, accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid, (B) any Make-Whole Premium or prepayment penalty payable pursuant to clause (ii) below and (C) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

(ii) In connection with any prepayment under this Section 2.06(a), the Borrower shall pay (A) if the prepayment occurs during the period from the date of the Borrowing to and including the third anniversary of the Borrowing, the Make-Whole Premium or (B) a prepayment penalty on the principal amount so prepaid equal to: (1) if the prepayment occurs during the period from but excluding the third anniversary of the Borrowing to and including the fourth anniversary of the Borrowing, 3.00% of the aggregate principal amount of Advances prepaid, (2) if the prepayment occurs during the period from but excluding the fourth anniversary of the Borrowing to and including the fifth anniversary of the Borrowing, 2.00% of the aggregate principal amount of Advances prepaid and (3) if the prepayment occurs during the period from but excluding the fifth anniversary of the Borrowing to and including the sixth anniversary of the Borrowing, 1.00% of the aggregate principal amount of Advances prepaid.

(b) Mandatory. (i) The Borrower shall, on each Excess Cash Flow Payment Date, prepay an aggregate principal amount of the Advances in an amount equal to 100% of the Excess Cash Flow for such Excess Cash Flow Payment Date.

(ii) The Borrower shall, to the extent that it is not required to apply such amount to prepay the First Lien Obligations pursuant to the terms of the First Lien Credit Agreement and so long as no First Lien Event of Default has occurred and is continuing, within 30 days of (a) in the case of clauses (b) and (c) of the definition of “Net Cash Proceeds”, receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries and (b) in the case of clause (a) of the definition of “Net Cash Proceeds”, the expiration of the 6-month period for reinvestment in capital assets as set forth therein (provided that the Borrower shall have given written notice to the Second Lien Administrative Agent of its intention to reinvest such amounts within 30 days of receipt of such amounts), in each case, prepay an aggregate principal amount of the Advances comprising the Borrowing in an amount equal to the amount of such Net Cash Proceeds; provided, however, that, with respect to amounts described in clause (c) of the definition of “Net Cash Proceeds”, the Borrower shall only be required to prepay an aggregate principal amount of the Advances comprising the Borrowing in an amount equal to 50% of the amount of such Net Cash Proceeds.

(iii) The Borrower shall, to the extent that it is not required to apply such amount to prepay the First Lien Obligations pursuant to the terms of the First Lien Credit Agreement and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising the Borrowing in an amount equal to the amount of any Insurance Proceeds received by the Borrower or the Second Lien Collateral Agent to the extent contemplated by Sections 7.11 and 7.12 of the Intercreditor Agreement.

(iv) Upon the occurrence of a Sponsor Prepayment Event, within ten (10) Business Days of receipt by the Borrower and the Sponsor of a Sponsor Prepayment Amount Notice, the Borrower shall, to the extent that it is not required to apply such amount to prepay the First Lien Obligations pursuant to the terms of the First Lien Credit Agreement and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising the Borrowing equal to the amount of the Sponsor Prepayment Contribution required to be made by the Sponsor in connection with such Sponsor Prepayment Event pursuant to Section 2.1.1(c) of the Equity Support Agreement; provided that the application of any Sponsor Prepayment Contribution to the prepayment of the Advances in accordance with the terms of the Intercreditor Agreement shall be deemed to satisfy the Borrower’s obligations under this Section 2.06(b)(iii).

(v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.04(c).

(vi) If at any time the Borrower is required to make a prepayment pursuant to this subsection (b), each Lender, at its option, may elect not to accept such prepayment. The Second Lien Administrative Agent shall give each Lender written notice of any prepayment required to be made by the Borrower pursuant to this subsection (b) (a “Prepayment Notice”) indicating the date on which such prepayment shall be made (the “Prepayment Date”) (which date shall be ten Business Days after the date of such Payment Notice) and the amount of such prepayment (the “Prepayment Amount”). Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Second Lien Administrative Agent by 11:00 A.M. (New York City time) at least seven Business Days prior to the Prepayment Date (the “Declining Date”). Promptly following the Declining Date, the Second Lien Administrative Agent shall notify (an “Initial Declined Amount Notice”) the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) as to the amounts that would otherwise have been applied to prepay the Advances, as applicable, owing to the Declining Lenders (the “Initial Declined Amount”). The Accepting Lenders may elect to accept their ratable share of the Initial Declined Amount as an additional prepayment and shall notify the Second Lien Administrative Agent in writing of such election by 11:00 A.M. (New York City time) at least five Business Days prior to the Prepayment Date. To the extent (A) any Lender fails to respond in writing to the Prepayment Notice at least seven Business Days prior to the Prepayment Date or (B) any Accepting Lender fails to respond in writing to the Initial Declined Amount Notice at least five Business Days prior to the Prepayment Date, then such Lender, with respect to such Prepayment Amount, or such Accepting Lender, with respect to such Initial Declined Amount, shall be deemed to have declined to accept its pro rata share of such Prepayment Amount or Initial Declined Amount, as the case may be.

(vii) If at any time the Second Lien Administrative Agent shall have received funds as a result of the Sponsor’s making of a Sponsor Prepayment Contribution and any such funds have not been applied to prepayment of the Advances in accordance with Section 2.06(b)(iv) as a result of the Declining Lenders declining such prepayment in accordance with Section 2.06(b)(vi) above, the Second Lien Administrative Agent shall promptly cause such funds to be transferred to the Account Bank for deposit into the Revenue Account.

(c) Application of Prepayments. (i) In connection with any voluntary prepayments by the Borrower of the Advances pursuant to Section 2.06(a), any voluntary prepayment thereof shall be applied first to Base Rate Advances to the full extent thereof before application to Eurodollar Rate Advances, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 8.04(c).

(ii) In connection with any mandatory prepayments by the Borrower of the Advances pursuant to Section 2.06(b), such prepayments shall be applied on a pro rata basis to the then outstanding Advances being prepaid irrespective of whether such outstanding Advances are Base Rate Advances or Eurodollar Rate Advances; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Advances pursuant to Section 2.06(b)(vii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to the

Advances that are Base Rate Advances to the full extent thereof before application to Advances that are Eurodollar Rate Advances in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 8.04(c).

SECTION 2.07. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Second Lien Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of this Section and Sections 2.08 and 2.09, Convert all Advances of one Type comprising the Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising the Borrowing shall be reduced, by payment or prepayment or otherwise, to less than U.S.$5,000,000, such Advances shall automatically Convert into Base Rate Advances and shall not thereafter be converted into Eurodollar Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Second Lien Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor and subject to the limitations set forth in the definition of “Interest Period”, be deemed to have an Interest Period of the same duration as the Interest Period then ending.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) taxes (as to which Section 2.11 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Second Lien Administrative Agent), pay to the Second Lien Administrative Agent

for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Second Lien Administrative Agent), the Borrower shall pay to the Second Lien Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under the Facility, the Required Lenders notify the Second Lien Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Second Lien Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance under the Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Second Lien Administrative Agent shall notify such Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) In the event that a Lender demands payment from the Borrower for amounts owing pursuant to subsection (a) or (b) of this Section 2.08 or is unable to make Eurodollar Rate Advances as permitted in Section 2.09, the Borrower may, upon payment of such amounts and subject to the requirements of Sections 8.04 and 8.07, substitute for such Lender another financial institution, which financial institution shall assume the Commitments of such Lender and purchase the Advances owing to, and the Notes held by, such Lender in accordance with Section 8.07, provided, however, that (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Transaction Documents with respect to such Lender, and (iii) if such assignee is not an Assignee permitted under Section 8.07, (A) such assignee is reasonably acceptable to the Second Lien Administrative Agent and (B) the Borrower shall have paid to the Second Lien Administrative Agent a processing and recordation fee of U.S.$3,500.

SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Second Lien Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance that bears interest at the rate set forth in Section 2.04(a)(i) and (b) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Second Lien Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Second Lien Administrative Agent at the Second Lien Administrative Agent’s Account in immediately available funds. The Second Lien Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.08, 2.11 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate (other than such computations of the Base Rate that are based on the Federal Funds Rate) shall be made by the Second Lien Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Second Lien Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Second Lien Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Second Lien Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Second Lien Administrative Agent may assume that the Borrower has made such payment in full to the Second Lien Administrative Agent on such date and the Second Lien Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Second Lien Administrative Agent, each Lender shall repay to the Second Lien Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Second Lien Administrative Agent, at the Federal Funds Rate.

SECTION 2.11. Taxes . (a) Subject to the exclusions and limitations of this Section 2.11 and, if applicable, subject to compliance with Section 2.11(e), any and all payments by the Borrower to or for the account of any Lender or the Second Lien Administrative Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.10 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States of America, the United Kingdom or any other jurisdiction from which a Loan Party makes a payment hereunder, or any political subdivisions thereof or therein, excluding, in the case of each Lender and the Second Lien Administrative Agent, taxes imposed on its overall net income, branch profit taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Second Lien Administrative Agent (as the case may be) is organized or in which is located such Lender’s Applicable Lending Office (or the Second Lien Administrative Agent’s office from which its administration activities of the Facility occur) or any jurisdiction otherwise in which such Lender or the Second Lien Administrative Agent is engaged in a trade or business or any political subdivision thereof or therein and payments hereunder become subject to tax as a result of such trade or business (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Second Lien Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings on account of Taxes (including deductions applicable to additional sums payable under this Section 2.11(a)) such Lender or the Second Lien Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been required to be made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount of Taxes deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any and all present or future stamp or documentary or similar taxes or any other excise or property taxes, charges or similar levies or value added tax or any other tax of a similar nature that arise on account of any payment made or required to be made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery, recording, enforcement or registration of, performance under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, together with all liabilities with respect thereto (including penalties, interest and additions to tax) (hereinafter referred to as “Other Taxes”).

(c) Without duplication of the Borrower’s obligation to pay increased amounts on account of Taxes and Other Taxes pursuant to Sections 2.11(a) and (b), respectively,

the Borrower shall indemnify each Lender and the Second Lien Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) imposed on or paid by such Lender or the Second Lien Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such Lender or the Second Lien Administrative Agent (as the case may be) shall give prompt written notice to the Borrower of receipt by a Responsible Officer of such Lender or the Second Lien Administrative Agent of notice of the imposition of any Tax or Other Tax. Payment by the Borrower pursuant to this indemnification shall be made within 30 days from the date such Lender or the Second Lien Administrative Agent (as the case may be) makes written demand therefor. The failure of a Lender or the Second Lien Administrative Agent (as the case may be) to provide notice to the Borrower shall not relieve the Borrower of any of its obligations under this Section 2.11(c). Notwithstanding the foregoing, where notice is not given to the Borrower within 90 days after a Responsible Officer of a Lender or the Second Lien Administrative Agent (as the case may be) receives written notice of the assertion of Taxes or Other Taxes and the Borrower does not otherwise have notice of such assertion, no indemnification shall be required for penalties (including, for the avoidance of doubt and without limitation, penalty interest), additions to tax and expenses imposed or accrued on such Taxes or Other Taxes from the date 90 days after the receipt by a Responsible Officer of such Lender or the Second Lien Administrative Agent (as the case may be) of written notice of the assertion of such taxes until 30 days after the date such notice was actually received by the Borrower.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Second Lien Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Second Lien Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Second Lien Administrative Agent, at such address, an opinion of counsel acceptable to the Second Lien Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Notwithstanding any provision to the contrary in this Agreement, on the date a Person becomes a Lender hereunder, such Person agrees that, to the extent that such Person is at such time legally entitled to do so, and at such other times as reasonably requested by the Borrower or the Second Lien Administrative Agent in writing, such Person must provide to the Borrower and the Second Lien Administrative Agent two properly completed and duly executed originals of each of the following, as applicable: (i) Form W-8ECI (in the case of a non-U.S. Person claiming exemption from U.S. withholding because the income is effectively connected with a U.S. trade or business), (ii) Form W-8BEN (in the case of a non-U.S. Person claiming exemption from, or reduction of, U.S. withholding tax under an income tax treaty or under the portfolio interest exemption), (iii) with respect to any interest in this Agreement in which a participation has been sold, a Form W-8IMY along with accompanying Form W-8BEN

(claiming exemption from withholding under the portfolio interest exemption), (iv) any other applicable form, certificate or document necessary to establish such non-U.S. Person’s entitlement to exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such non-U.S. Person under this Agreement, or (v) in the case of any other Person, Form W-9 (claiming exemption from U.S. backup withholding tax), or any successor forms. Each Lender agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances that is under the control of such Lender renders the previous certification obsolete or inaccurate in any material respect, such Lender will, to the extent that such Lender is at such time legally entitled to do so, deliver to the Borrower and the Second Lien Administrative Agent two new accurate and complete original signed copies of the applicable certification form. Notwithstanding anything to the contrary in this Section 2.11 (subject to Section 2.11(g)), (i) a Lender shall only be entitled to payment on account of or indemnification for Taxes or Other Taxes imposed by the United States of America (including any political subdivision thereof or therein) if there is a subsequent change of applicable treaty, law or regulation after the date of this Agreement and in the event of such change of applicable treaty, law or regulation, the Borrower will be liable for payment on account of or indemnification for an amount equal to the increase in Taxes or Other Taxes that results from such subsequent change of treaty, law or regulation, and (ii) a Lender shall not be entitled to a payment on account of or indemnification under Section 2.11(a) or (c) with respect to Taxes or Other Taxes imposed by the United States of America for any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in this Section 2.11(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under this Section 2.11(e)); provided, however, that should a Lender become subject to Taxes or Other Taxes imposed by the United States of America because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes or Other Taxes.

(f) To the extent the United Kingdom imposes a withholding tax on any payments hereunder, each Lender that is entitled to an exemption from or a reduction of U.K. withholding tax shall take such steps as may be reasonably practical to permit such payments to be made without such withholding tax or at a reduced rate (including submitting any forms required by applicable law), provided that no Lender shall have any obligation under this clause (f) with respect to U.K. withholding tax if in the reasonable judgment of such Lender such compliance would subject such Lender to any material cost or expense not reimbursed or indemnified pursuant to the terms of this Agreement or would otherwise prejudice such Lender’s interest in any material aspect.

(g) Notwithstanding any provision to the contrary in this Agreement, in the event that a Lender that is not an Initial Lender and who purchased its interest in this Agreement without the consent of the Borrower pursuant to Section 8.07(a), seeks (i) payment of additional amounts pursuant to Section 2.11(a), (ii) payment of Other Taxes pursuant to Section 2.11(b), or (iii) indemnification for Taxes or Other Taxes pursuant to Section 2.11(c), the amount of any such payment or indemnification will be no greater than what it would have been had the Initial Lender not transferred, assigned or sold its interest in this Agreement. If the amount of payment or indemnification to which the Initial Lender was entitled had been increased as provided under Section 2.11(e) (the “Increased Base Amount”), the amount of payment or indemnification to which the Lender who purchased the interest from the Initial Lender is entitled shall be no less than the lesser of (i) the Increased Base Amount and (ii) the Lender’s otherwise applicable amount under this Section 2.11.

SECTION 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. Each of the Loan Parties agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the respective Loan Party in the amount of such interest or participating interest, as the case may be.

SECTION 2.13. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely on the Effective Date, together with the proceeds of the First Lien Facility and the Equity Contribution, (a) to pay the purchase price of the Acquisition, (b) to fund the Working Capital Account, the Debt Service Reserve Account, the Additional Debt Service Reserve Account, the Debt Service During Development Account and the Major Maintenance Account in accordance with the provisions of the Intercreditor Agreement, (c) to pay the fees, costs and expenses incurred in connection with the Transaction and the Facility (including fees payable in connection with any Hedge Agreements entered into in accordance with the Loan Documents) and certain other transactions contemplated thereby and (d) to deposit any remaining funds into the Expansion Accounts to fund certain costs associated with the Expansion in accordance with the provisions of the Loan Documents. Notwithstanding the foregoing, none of the proceeds of the Advances to be made under this Agreement may be used in any way that infringes with Section 151 of the Companies Act unless the use of such proceeds is lawfully permitted by virtue of the procedure set out in Sections 155 to 158 of the Companies Act.

SECTION 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Second Lien Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Second Lien Administrative Agent, a Note, in substantially the form of Exhibit A, payable to the order of such Lender in a principal amount equal to the amount set forth opposite such Lender’s name on Schedule I hereto. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Second Lien Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing made hereunder, the Type of Advances comprising the Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Second Lien Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Second Lien Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Second Lien Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING AND DRAWINGS FROM THE EXPANSION ACCOUNTS

SECTION 3.01. Conditions Precedent to Borrowing. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make Advances hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Second Lien Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Second Lien Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.14.

(ii) A guaranty in substantially the form of Exhibit E hereto (the “Guaranty”), duly executed by each Guarantor.

(iii) A second lien security agreement in substantially the form of Exhibit F hereto (the “Security Agreement”), duly executed by the Borrower, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank;

(B) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Second Lien Collateral Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder; and

(C) evidence that all other action that the Second Lien Collateral Agent may deem necessary or desirable in order to perfect and protect the second priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(D) A consent to assignment of the Initial Interest Rate and Currency Hedge, in form and substance reasonably acceptable to the Second Lien Administrative Agent, duly executed by CS International.

(iv) A second lien debenture in substantially the form of Exhibit G hereto (the “UK Debenture”), duly executed by each UK Guarantor, together with, in the case of each UK Guarantor:

(A) copies of the Relevant Agreements (as defined in the UK Debenture) to which such UK Guarantor is a party, each in form and substance satisfactory to the Second Lien Administrative Agent, duly executed by each party to such Relevant Agreement other than the Loan Parties;

(B) a copy of all notices required to be sent under the UK Debenture and/or the UK Share Charge and of all third party consents required in connection with the creation, perfection or registration of the UK Debenture or the UK Share Charge;

(C) evidence in the form of certified copies of the executed documents required for the completion of the financial assistance whitewash procedures for Viking Petroleum and Viking Gas under Sections 155-158 of the English Companies Act 1985 including a signed letter from the auditors of Viking Petroleum and Viking Gas addressed to the Second Lien Collateral Agent for the purpose of Section 155(2) of the Companies Act and confirmation that the relevant directors’ statutory declarations have been filed at Companies House or an undertaking from Hunton & Williams LLP on behalf of the Borrower that such filing will take place within two Business Days of the date of such statutory declarations;

(D) in relation to the matters described in clause (C) above, copies of the statutory declarations, auditors’ report and net assets letter in the form set out in Technical Release FRAG 26/94 issued on behalf of the Institute of Chartered Accountants of England and Wales, or any replacement form, (addressed, where possible, to the Second Lien Collateral Agent, on behalf of itself and each of the Lenders);

(E) all share or membership interest certificates in relation to such UK Guarantor and each Subsidiary of such UK Guarantor, except for Viking Petroleum, whose shares are subject to the UK Debenture and/or the UK Share Charge;

(F) executed blank stock transfers (nominally stamped, if applicable) or other relevant transfer documents in relation to all those shares specified in clause (E) above; and

(G) such other documents as the Second Lien Administrative Agent may reasonably request (including, without limitation, tax identification numbers and addresses).

(v) An account control agreement in substantially the form of Exhibit P hereto (the “Account Control Agreement”) in respect of the Accounts (other than the London Accounts), duly executed by the Borrower and the Account Bank

(vi) With respect to each Power and Gas Sales Agreement, a direct agreement with respect to such Power and Gas Sales Agreement in form and substance satisfactory to the Second Lien Administrative Agent.

(vii) A share charge in substantially the same form of Exhibit H hereto (the “UK Share Charge”), duly executed by the Borrower together with such other documents as the Second Lien Collateral Agent may reasonably request.

(viii) A second lien pledge agreement in substantially the form of Exhibit I hereto (the “Marathon Pledge Agreement”), duly executed by Marathon and the Second Lien Collateral Agent, together with certificates representing the Pledged Equity (as defined in the Marathon Pledge Agreement) accompanied by undated stock powers executed in blank and, to the extent there is any Pledged Debt (as defined in the Marathon Pledge Agreement), instruments evidencing the Pledged Debt indorsed in blank.

(ix) A second lien pledge agreement in substantially the form of Exhibit J hereto (the “USE Overseas Pledge Agreement”), duly executed by USE Overseas and the Second Lien Collateral Agent, together with certificates representing the Pledged Equity (as defined in the USE Overseas Pledge Agreement) accompanied by undated stock powers executed in blank and, to the extent there is any Pledged Debt (as defined in the USE Overseas Pledge Agreement), instruments evidencing the Pledged Debt indorsed in blank.

(x) An equity support agreement in substantially the form of Exhibit K hereto (the “Equity Support Agreement”), duly executed by the Borrower, USEY, the Second Lien Collateral Agent and the First Lien Collateral Agent.

(xi) A collateral agency and intercreditor agreement in substantially the form of Exhibit L hereto (the “Intercreditor Agreement”), duly executed by the Borrower, the Guarantors, the Pledgors, the Second Lien Administrative Agent, the First Lien Administrative Agent, the Second Lien Collateral Agent, the First Lien Collateral Agent and Silver Point Finance, LLC, as Third Lien Collateral Agent and Third Lien Administrative Agent.

(xii) A copy of a resolution of the board of directors of each UK Guarantor:

(A) approving the terms of, and the transactions contemplated by, the UK Debenture and any other Collateral Document to which it is a party and resolving that it execute, deliver and perform the UK Debenture and any other Collateral Document to which it is a party;

(B) authorizing a specified person or persons to execute the UK Debenture and any other Collateral Documents on its behalf; and

(C) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the UK Debenture and any Collateral Document to which it is a party;

(xiii) A specimen of the signature of each person authorized by the resolution referred to in clause (xii) above.

(xiv) A search in respect of each UK Guarantor at the Companies Registry or other applicable commercial register showing, to the extent such a search is capable of showing such information, no Lien existing over its assets which are not permitted to exist under the Loan Documents and no appointment of a receiver, liquidator or administrator or the presentation of any petition or application in respect of any of the same (or any analogous procedure in any applicable jurisdiction).

(xv) Certified copies of the resolutions of the Board of Directors of each Loan Party, USEY and each Pledgor approving the Transaction, the transactions contemplated by the Loan Documents and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(xvi) A copy of a certificate of the Secretary of State of Delaware, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter or certificate of formation of the Borrower, USEY and each Pledgor and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Person’s charter or certificate of formation, as the case may be, on file in such Secretary’s office, (2) such Person has paid all franchise taxes to the date of such certificate and (3) such Person is duly formed or incorporated and in good standing or presently subsisting under the laws of the State of Delaware.

(xvii) A certified copy of the certificate of incorporation (and any relative certificate of incorporation on change of name) of each UK Guarantor and the memorandum and articles of association of each UK Guarantor.

(xviii) A certificate of the Borrower, USEY and each Pledgor signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter or certificate of formation and limited liability company agreement, as the case may be, of such Person since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(xvi) or the date the resolutions of the board of directors of such Person referred to in Section 3.01(a)(xv) were adopted, (B) a true and correct copy of the limited liability company agreement or bylaws, as the case may be, of such Person as in effect on the date on which the resolutions referred to in Section 3.01(a)(xv) were adopted and on the Effective Date, (C) the due incorporation or formation, as the case may be, and good standing or valid existence of such Person as a limited liability company or corporation organized under the laws of Delaware, and the absence of any proceeding for the dissolution or liquidation of such Person, (D) by the Borrower only, the entering into and full force and effect of the Related Documents and (E) by the Borrower only, as to the matters set forth in Sections 3.01(c), (d), (e), (f), (h), (m), (n) and (p).

(xix) A certificate signed by a director of each UK Guarantor, confirming that each copy document relating to it provided pursuant to this Section 3.01 is correct, complete and in full force and effect as at a date no earlier than the Effective Date.

(xx) A formalities certificate from each UK Guarantor dated no earlier than the Effective Date or such other date as the Second Lien Administrative Agent may require in the form set out as Exhibit M or such other form as may be agreed by the Second Lien Administrative Agent and such UK Guarantor.

(xxi) A certificate of the Secretary or an Assistant Secretary of each Loan Party, USEY and each Pledgor certifying the names and true signatures of the officers of such Person authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xxii) Certified copies of each of the Related Documents (other than the Second Lien Loan Documents), duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Second Lien Administrative Agent shall request.

(xxiii) Evidence satisfactory to the Second Lien Administrative Agent that the Borrower shall have paid the premium under the Initial Interest Rate and Currency Hedge Agreement and satisfied all other payment and delivery obligations and conditions precedent thereunder.

(xxiv) A certificate, in substantially the form of Exhibit N, attesting to the Solvency of the Loan Parties (on a Consolidated basis) after giving effect to the transactions contemplated by the Transaction Documents, from the Borrower’s President.

(xxv) A pro forma Consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower and its

Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Second Lien Administrative Agent, and a Base Case Model in form and substance satisfactory to the Second Lien Administrative Agent that includes quarterly projections for the first two years after the Effective Date and annual projections for each year thereafter during the term of the Facility and that reflects assumptions and other inputs consistent with the consultants’ reports delivered pursuant to Section 3.01(a)(xxviii) (the “Base Case Model”).

(xxvi) A letter, in form and substance satisfactory to the Second Lien Administrative Agent, from the Borrower to Weiser LLP, its independent certified public accountants, advising such accountants that the Agents and the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of any Agent or any Lender for such information.

(xxvii) Copies of all certificates representing the policies, endorsements and other documents required under Section 5.01(d) to be in effect as of the Effective Date, accompanied by (A) a certificate of the Borrower signed by its President or Vice President or a Chief Financial Officer certifying that the copies of each of the policies, endorsements and other documents delivered pursuant to this Section 3.01(a)(xxvii) are true, correct and complete copies thereof, (B) letters from the Borrower’s insurance brokers or insurers (commonly referred to as “undertaking letters”), dated not earlier than fifteen (15) days prior to the Effective Date, stating with respect to each such insurance policy that (1) such policy is in full force and effect, (2) all premiums theretofore due and payable thereon have been paid and (3) the underwriters of such insurance have agreed that the policies, when issued, will contain the provisions required under Section 5.01(d) and (C) a report from the Independent Insurance Consultant in form and substance reasonably satisfactory to the Lenders confirming that such required insurance is in full force and effect in accordance with the terms of this Agreement.

(xxviii) Copies of reports from the following consultants in form and substance satisfactory to the Second Lien Administrative Agent: (A) the Independent Power Plant Engineer, (B) the Independent Natural Gas Development Consultant, (C) the Independent Environmental Consultant, (D) the Independent UK Gas Market Consultant, (E) the Independent UK Power Market Consultant and (F) AMEC Group Ltd.

(xxix) A favorable opinion of Hunton & Williams LLP, special counsel for the Loan Parties, in substantially the form of Exhibit O hereto and as to such other matters as any Lender through the Second Lien Administrative Agent may reasonably request.

(xxx) A favorable opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C., counsel to USEY and USE Overseas, in form and substance satisfactory to the Second Lien Administrative Agent.

(xxxi) A favorable opinion of Klein & Hill, counsel to Marathon, in form and substance satisfactory to the Second Lien Administrative Agent.

(xxxii) A favorable opinion of Shearman & Sterling (London) LLP, counsel for the Second Lien Administrative Agent, in form and substance satisfactory to the Second Lien Administrative Agent.

(xxxiii) Copies of the Governmental Authorizations referred to in Section 3.01(f).

(xxxiv) Certificates of title in form and substance satisfactory to the Second Lien Administrative Agent in respect of the Owned Real Property and Leased Real Property listed in Schedule 4.01(w) and (x) (the “Certificates of Title”).

(xxxv) Evidence satisfactory to the Second Lien Administrative Agent of the matters described in Section 3.01(c).

(xxxvi) A certified copy of an assignment (in a form and substance satisfactory to the Second Lien Administrative Agent) duly executed by Viking Petroleum, Viking Gas and SPGL pursuant to which Viking Petroleum, Viking Gas and SPGL assign their respective rights, interest, obligations and liabilities in, under and pursuant to the Natural Gas Field Licenses to Viking Gas.

(xxxvii) Evidence satisfactory to the Second Lien Administrative Agent that the Secretary of State for Trade and Industry in the United Kingdom has consented to the assignment of Viking Petroleum, Viking Gas and SPGL’s respective rights, interest, obligations and liabilities in, under and pursuant to the Natural Gas Field Licenses to Viking Gas.

(xxxviii) A certified copy of a letter (in a form and substance satisfactory to the Second Lien Administrative Agent) from Northern Electricity Distribution Ltd. to RGS confirming that Northern Electricity Distribution Ltd. will not enter into a direct agreement in respect of the Interconnection Agreement in favor of the Second Lien Collateral Agent on behalf of Lenders.

(xxxix) A certified copy of a waiver letter (in a form and substance satisfactory to the Second Lien Administrative Agent) executed by SPGL, Viking Petroleum and Viking Gas, pursuant to which the parties waive any potential claims they may have against each other under and pursuant to the Master Gas Purchase Agreement.

(xl) A list certified by the Borrower to be true, complete and up-to-date of all accounts of the Borrower and its Subsidiaries including details of the account number, account name, name and address of the relevant bank in each such account along with a letter from the Account Bank stating that the Borrower and the other Loan Parties have established the Accounts with the Account Bank.

(xli) A certificate of the Borrower (signed by a director) certifying that (A) each of the filings, approvals and consents specified in the Purchase and Sale Agreements have been obtained (save the filings, approvals and consents specified therein as not being required to be obtained on or prior to the Effective Date, provided that these are subject to arrangements which are satisfactory to the Second Lien Administrative Agent), (B) each of the conditions precedent or similar terms or other conditions specified in each Purchase and Sale Agreement has been satisfied or, with the consent of the Second Lien Administrative Agent, waived (other than payment of the purchase price under each Purchase and Sale Agreement, which will be made immediately following drawdown of the Advances), (C) no Purchase and Sale Agreement has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Second Lien Administrative Agent, (D) the Borrower is not aware of any breach of any warranty or any claim under any of the Purchase and Sale Agreements which would be likely to give rise to a Default and (E) each of the filings, approvals, consents, clearances and consultations (including works’ council consents and consultations) required in connection with the Transaction Documents and the validity and enforceability of the Transaction Documents have been obtained and are in full force and effect and all applicable waiting periods have expired or been terminated.

(xlii) Satisfactory official priority searches relating to that Owned Real Property and Leased Real Property in England and Wales with title registered at the Land Registry listed in favor of the Second Lien Administrative Agent in respect of such registered titles giving a sufficient period of priority (of at least 15 days following the Effective Date) and official priority searches relating to that Owned Real Property and Leased Real Property as is unregistered in England and Wales of the land charges register maintained by the Land Charges Department of the Land Registry against the current estate owners for the current year giving a sufficient period of priority (of at least 12 days following the Effective Date).

(xliii) Proof that all Liens of a financial nature affecting the Owned Real Property and Leased Real Property as of the Effective Date have been discharged fully or an undertaking from the Borrower’s legal counsel that such Liens will be discharged on the Effective Date, such undertaking to be in a form satisfactory to the Second Lien Administrative Agent.

(xliv) A written undertaking from the Borrower to the legal counsel for the Second Lien Collateral Agent that, any deeds and documents of title relating to the Owned Real Property and the Leased Real Property which may come into the possession of the Borrower shall be deposited with the Second Lien Collateral Agent if so requested by the Second Lien Collateral Agent on reasonable notice.

(xlv) Written confirmation from the Borrower to the Second Lien Administrative Agent that all Owned Real Property and Leased Real Property will be fully insured in accordance with the requirements of the Loan Documents from and including the Effective Date.

(xlvi) Proof of dismissal, settlement and release of any and all claims and actions purporting to affect the Transactions pending against USEY, subsidiaries, affiliates, entities organized or created by USEY, and any of the directors and/or officers thereof, with respect to the litigation captioned Bernard J. Zahren and Fredric Rose v. U.S. Energy Systems, Inc., et al, Civil Action No. 1814-N, pending in the Delaware Court of Chancery, New Castle County.

(xlvii) Evidence satisfactory to the Second Lien Administrative Agent that (A) UK Energy shall have paid the premium under the Gas Hedge Agreement and satisfied all other payment and delivery obligations and conditions precedent thereunder and (B) RGS shall have satisfied all payment and delivery obligations and conditions precedent under the Carbon Credit Hedge Agreement (other than the transfer of emissions credit as contemplated thereby).

(xlviii) Evidence satisfactory to the Second Lien Administrative Agent of SPGL’s authority to enter into the Scottish Power Purchase and Sale Agreement and of TCW’s authority to enter into the TCW Purchase and Sale Agreement.

(xlix) A certified copy of the Memorandum and Articles of Association of Viking Gas which have been amended by: (1) adopting the Regulations incorporated in Table A as set out in the Schedule to the Companies (Tables A to F) Regulations 1985, (2) deleting Article 2 in its entirety, and (3) specifically excluding the application of Regulation 26 of Table A, and which are otherwise in a form and substance reasonably satisfactory to the Second Lien Administrative Agent.

(l) Evidence satisfactory to the Second Lien Administrative Agent that the Borrower has engaged the Independent Power Plant Engineer, the Independent Natural Gas Development Consultant and the Independent Pipeline Construction Consultant, in each case, to provide services following the Effective Date on terms reasonably satisfactory to the Second Lien Administrative Agent.

(b) The Lenders shall be satisfied with the corporate and legal structure and capitalization of the Borrower and each of its Subsidiaries the Equity Interests in which Subsidiaries are being pledged pursuant to the Loan Documents, including the terms and conditions of the certificate of formation, limited liability company agreement, bylaws and each class of Equity Interest in the Borrower and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(c) All Debt of the Loan Parties and their Affiliates owing to TCW and its Affiliates shall have been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all Liens on the Collateral granted for the benefit of TCW or any Affiliate thereof shall have been released.

(d) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2005.

(e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party, any Pledgor or USEY or any of their respective Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(f) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders), except for those Governmental Authorizations and third party consents and approvals listed on Part B of Schedule 4.01(e) which are specified thereon as not being required as of the date on which this representation is made, and shall remain in effect; all applicable appeal periods with respect to any such Governmental Authorizations shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(g) The Borrower shall have paid all accrued fees and other compensation of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel and consultants to the Second Lien Administrative Agent) on or prior to the Effective Date.

(h) The Acquisition shall have been consummated strictly in accordance with the terms of the Purchase and Sale Agreements, without any waiver or amendment not consented to by the Lenders of any term, provision or condition set forth therein and in compliance with all applicable laws.

(i) The Borrower shall have entered into the Initial Interest Rate and Currency Hedge Agreement.

(j) UK Energy shall have entered into the Gas Hedge Agreement and RGS shall have entered into the Carbon Credit Hedge Agreement.

(k) The Borrower shall have received at least U.S.$113,500,000 in gross cash proceeds from advances under the First Lien Facility and at least U.S.$11,300,000 in gross cash proceeds from the Equity Contribution.

(l) The Borrower shall have caused the Equity Support Balance (as defined in the Equity Support Agreement) to be equal to the Required Equity Support Amount (as defined in the Equity Support Agreement).

(m) The representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date.

(n) No Default has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom.

(o) The Second Lien Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(p) The Borrower shall have established, or caused to be established, the Accounts required by the Intercreditor Agreement.

(q) The Second Lien Administrative Agent shall have received such other financial, business and other information regarding each Loan Party and its Subsidiaries and approvals, opinions or other documents as any Lender through the Second Lien Administrative Agent may reasonably request.

(r) The Second Lien Administrative Agent shall have received a letter, in form and substance satisfactory to the Second Lien Administrative Agent, from a process agent indicating its acceptance of the appointment by each Guarantor.

SECTION 3.02. Conditions Precedent to Drawings from the Expansion Account. The right of the Borrower to withdraw funds from either or both of the Expansion Accounts to fund Expansion Costs (an “Expansion Account Drawing”) shall be subject to the further conditions precedent:

(a) on the date of such Expansion Account Drawing, the following statements shall be true:

(i) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Expansion Account Drawing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Expansion Account Drawing, in which case as of such specific date; and

(ii) no more than one additional Expansion Cost Drawing shall have occurred in the previous 30 days;

(iii) no Default has occurred and is continuing, or would result from such Expansion Account Drawing or from the application of the proceeds therefrom;

(b) at least five Business Days prior to the date of such Expansion Account Drawing, the Second Lien Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower stating (i) the amount of such Expansion Account Drawing, (ii) in reasonable detail, the Expansion Costs to be funded with the proceeds of such Expansion Account Drawing, (iii) at all times prior to Phase I Completion, that, after giving effect to such Expansion Account Drawing, the aggregate amount of all Expansion Account Drawings used to fund Expansion Costs required to achieve Phase I Completion will not exceed U.S.$11,856,000 and (iv) that such Expansion Account Drawing and the acceptance by the Borrower of the proceeds of such Expansion Account Drawing shall constitute a representation and warranty by the Borrower that on the date of such Expansion Account Drawing the statements set forth in clause (a) above are true; and

(c) at least five Business Days prior to the date of such Expansion Account Drawing, the Second Lien Administrative Agent shall have received written confirmation from the Independent Engineer that (i) the costs to be funded with the proceeds of such Expansion Account Drawing constitute Expansion Costs and the amount and schedule of such Expansion Costs are consistent with the amounts and schedules set forth in (A) prior to the delivery and effectiveness of the first Annual Budget and Operating Plan hereunder, the Base Case Model and (B) after the delivery and effectiveness of the first Annual Budget and Operating Plan hereunder, the then effective Annual Budget and Operating Plan, (ii) the costs to be funded with the proceeds of such Expansion Account Drawing are currently due or reasonably expected to come due in the next 15 days and (ii) the Borrower remains in compliance with Section 5.01(u).

SECTION 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Second Lien Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date or the date of the relevant Expansion Account Drawing, as the case may be, specifying its objection thereto and such Lender shall, in the case of a condition specified in Section 3.01, not have made available to the Second Lien Administrative Agent such Lender’s ratable portion of the Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Organization and Ownership. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations, except for those Governmental Authorizations listed on Part B of Schedule 4.01(e) which are specified thereon as not being required as of the date on which this representation is made) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower and each of its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on Schedule 4.01(a) hereto free and clear of all Liens, except those created under the Collateral Documents and the First Lien Loan Documents.

(b) Loan Parties. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business, its U.S. taxpayer identification number or, in the case of each non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) in such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents. The copy of the charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(xvi) and 3.01(a)(xvii)is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Subsidiaries. Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party.

(d) Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents and the First Lien Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

(e) Consents and Approvals. No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof), (iv) the ownership and operation of the Acquired Assets, or (v) the exercise by any Agent or any Lender of its rights under the Transaction Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedules 4.01(e) and 4.01(o) hereto. The authorizations, approvals, actions, notices and filings listed in Part A of Schedule 4.01(e) have been duly obtained, taken, given or made and are in full force and effect as at the date of this Agreement. The authorizations, approvals, actions, notices and filings listed in Part B of Schedule 4.01(e) shall be duly obtained, taken, given or made and shall be in full force and effect after the date of this Agreement in accordance with Part B of Schedule 4.01(e). All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Transaction has been consummated in accordance with the Transaction Documents and applicable law.

(f) Binding Agreement. This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each

Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(g) Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(h) Audited Financial Statements. The Consolidated balance sheet of Viking Petroleum as at December 31, 2004, and the related Consolidated statements of income and Consolidated statement of cash flows of Viking Petroleum for the fiscal year then ended, accompanied by an unqualified opinion of PriceWaterhouseCoopers, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of Viking Petroleum as at such date and the Consolidated results of operations of Viking Petroleum for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 31, 2005, there has been no Material Adverse Change.

(i) Pro Forma Financial Statements. The Consolidated and, in relation to the Borrower, pro forma balance sheets of Viking Petroleum as at December 31, 2005 and the Borrower as at March 31, 2006, and the related Consolidated and, in relation to the Borrower, pro forma statements of income and cash flows of Viking Petroleum and the Borrower for each of such periods then ended, as applicable, certified by the Chief Financial Officer of Viking Petroleum and the Borrower, copies of which have been furnished to each Lender, fairly present the Consolidated and, to the extent applicable, pro forma financial condition of Viking Petroleum and the Borrower as at such dates, as applicable, and the Consolidated and, to the extent applicable, pro forma results of operations of Viking Petroleum and the Borrower for the period ended on such dates, in each case giving effect to the Transaction, all in accordance with GAAP.

(j) Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower delivered to the Lenders pursuant to Section 3.01(a)(xxv) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrower to be reasonable and fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that the actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(k) Information. Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which the same were made.

(l) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(m) Regulatory Matters. Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(n) Other Agreements. Other than the Transaction Documents, neither any Loan Party nor any of their respective Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

(o) Perfection. Upon filing of the documents set forth on Schedule 4.01(o) hereto, the security interests created in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties under the Collateral Documents constitute a valid and, together with such filings and other actions, perfected second priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(p) Solvency. After giving effect to the Transactions, each Loan Party is, individually and together with its Subsidiaries, Solvent.

(q) Employment Matters. (i) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Plans, Multiemployer Plans, Foreign Benefit Arrangements, Foreign Plans and Welfare Plans of the Borrower and its ERISA Affiliates.

(ii) No ERISA Event (other than an event described in clause (d) of the definition thereof) has occurred or is reasonably expected to occur with respect to any Plan.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of title IV of ERISA.

(vi) With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement, any Foreign Plan or any contract of employment have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C) Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(vii) The Loan Parties and all Subsidiaries of the Loan Parties have in relation to all of their employees complied in all material respects with all applicable legislation, regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders, agreements with third parties, and awards relevant to their conditions of service or to the relations with the employees or any recognized trade union or body representing the employees.

(viii) There are no complaints, disputes or claims pending or threatened against Loan Party or any Subsidiary of a Loan Party of a material nature in relation to any employee or former employee and, so far as the Loan Parties and all Subsidiaries are aware, there are no matters which could give rise to any such complaints, disputes or claims.

(r) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(r) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved in all material respects without any material ongoing or future obligation, cost or liability, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties, (B) form the basis of any material non-compliance with any Environmental Law by any Loan Party or any of its Subsidiaries or at any of their properties, or (C) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(r) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is or is proposed to be identified as contaminated land within the meaning of Part IIA of the Environmental Protection Act 1990 in the United Kingdom or under any analogous Environmental Law, or is adjacent to any such property; other than as required for the proper functioning and operation of the Business, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; and other than minor releases or spills which may have occurred in the ordinary course of operating the business, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, and natural gas, petroleum or petroleum products, byproducts or breakdown products, have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries except in accordance with applicable Environmental Law and pursuant to any required Environmental Permit, in either case, likely to have given rise to, or which may give rise to, any regulatory intervention by a Governmental Authority or Material Adverse Change.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(r) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not likely to have given rise to, or which may give rise to, any regulatory intervention by a Governmental Authority or a Material Adverse Change.

(s) Taxes. (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, except for any such taxes, interest or penalties that are being contested in good faith as to which appropriate reserves are maintained.

(iii) Each Loan Party and each of its Subsidiaries has made adequate reserves in accordance with GAAP for all taxes not yet due and payable.

(iv) Neither the Borrower nor, to the Borrower’s Knowledge after due inquiry, any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or within the meaning of Section 6111(c) or Section 6111(d) of the Internal Revenue Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

(v) There are no unpaid amounts, as of the date hereof, of final adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries proposed in writing by the Internal Revenue Service with respect to any taxable year of any Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise.

(vi) There are no unpaid amounts, as of the date hereof, of final adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from final adjustments to Federal income tax returns). No issues have been raised by such taxing authorities with respect to open tax years that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) Acts of God. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(u) Other Debt. Neither the Borrower nor any Guarantor is the obligor in respect of any Debt other than Debt under the Loan Documents, the First Lien Loan Documents, the other Transaction Documents and other Debt permitted under Section 5.02(b).

(v) Liens. After giving effect to the Transactions contemplated on the Effective Date, there are no Liens on the property or assets of any Loan Party or any of its Subsidiaries other than Liens permitted under Section 5.02(a).

(w) Owned Real Property. Set forth on Schedule 4.01(w) hereto is a complete list of all property interests owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof, an appropriate description of the relevant property (including, where applicable, Land Registry Title Numbers) and the record owner thereof. Other than Permitted Encumbrances, each Loan Party or such Subsidiary has good, marketable and insurable title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(x) Leased Real Property. Set forth on Schedule 4.01(x) hereto is a complete list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof an appropriate description of the relevant property (including, where applicable, Land Registry Title Numbers), original lessor, original lessee, term of lease, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(y) Investments. As of the date hereof, no Loan Party or any Subsidiary of any Loan Party holds any Investments, other than Investments in the Borrower or any other Loan Party.

(z) Material Contracts and Material Project Agreements. Set forth on Schedule 4.01(z) hereto is a complete list of all Material Contracts of each Loan Party and its Subsidiaries. Each such Material Contract and each Material Project Agreement has been duly authorized, executed and delivered by any Loan Party that is a party thereto and, to the Knowledge of the Borrower by all other parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against any Loan Party that is a party thereto, and, to the Knowledge of the Borrower by all parties thereto in accordance with its terms, and, to the Borrower’s Knowledge, there exists no default under any Material Contract or Material Project Agreement by any party thereto.

(aa) Natural Gas Reserve Reports. Set forth on Schedule 4.01(aa) hereto is a complete list of all natural gas reserve reports regarding the Borrower and its Subsidiaries that are in the possession of USEY, Marathon or any of their respective Affiliates. Prior to the Effective Date, true, correct and complete copies thereof have been made available to the Second Lien Administrative Agent.

(bb)	Natural Gas Field Licenses. The Natural Gas Field Licenses have been validly granted to and registered in the name of one or more Loan Parties, are owned by such Loan Parties and are in full force and effect. No Person has any right, title or interest in, to or under the Natural Gas Field Licenses or in the property and rights encompassed thereby, other than Liens permitted by the Loan Documents. The Natural Gas Field Licenses, under the laws of England and Wales as currently in effect, are of a duration that extend beyond January 1, 2014, and are sufficient in scope, content and effect to permit the Borrower to conduct, or cause to be conducted, the ownership and operation of the Project in accordance with the Base Case Model.

(cc) Immunity. Neither any Loan Party nor any of their respective properties has any immunity from jurisdiction of any court or from any legal process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(dd) No Other Properties or Assets. The Borrower owns no material properties or assets other than those incidental to the Project and conducts no material businesses other than businesses directly related to the Project.

(ee) Viking BV. Viking BV owns no properties or assets, other than properties and assets with an aggregate fair market value of less than U.S.$10,000.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property that, if not paid, could reasonably be expected to result in a Material Adverse Effect and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property (other than Permitted Liens); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials, or any natural gas, petroleum or petroleum products, byproducts or breakdown products that have been released or are present in violation of Environmental Law, from any of its properties, in accordance with the requirements of all Environmental Laws, except, in each case, where any such non-compliance could not be expected to give rise to any enforcement action by a Governmental Authority on behalf of itself and/or a third party or otherwise be reasonably likely to result in a material liability; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance as set forth on Schedule 5.01(d).

(e) Preservation of Corporate Existence, Etc. Except as set forth on Schedule 5.01(e), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate the Transaction and any other merger or consolidation permitted under Section 5.02(d).

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that, so long as no Event of Default shall have occurred and be continuing, (i) no such visit shall interfere with the normal operation of the Project, (ii) such inspections shall be conducted only during business hours and upon no less than three (3) Business Days’ prior notice (except in connection with any emergency occurring at the Project, in which case such shorter notice as is reasonable in the circumstances shall apply), and (iii) individual Lenders may not inspect the Project or the offices of the Borrower or its Subsidiaries independently but shall instead coordinate their visits with the Second Lien Administrative Agent and the Independent Engineer.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. Other than transactions solely between Loan Parties, conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(j) Covenant to Guarantee Obligations and Give Security. Upon the acquisition of any property by any Loan Party, and such property, in the judgment of the Second Lien Collateral Agent, shall not already be subject to a perfected second priority security interest in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, then in each case at the Borrower’s expense:

(i) within 30 days after such acquisition of property by any Loan Party (or such longer period as may be necessary to create the Liens required hereby), duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Second Lien Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Second Lien Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties;

(ii) within 30 days after such acquisition (or such longer period as may be necessary to create the Liens required hereby), take, and cause each Loan Party to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Second Lien Collateral Agent to vest in the Second Lien Collateral Agent (or in any representative of the Second Lien Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms;

(iii) within 60 days after such acquisition, deliver to the Second Lien Collateral Agent, upon the request of the Second Lien Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Second Lien Collateral Agent and the other Second Lien Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Second Lien Collateral Agent as to (1) the matters contained in clause (i) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (ii) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Second Lien Collateral Agent may reasonably request;

(iv) as promptly as practicable after such acquisition, deliver, upon the reasonable request of the Second Lien Collateral Agent, to the Second Lien Collateral Agent with respect to each newly acquired parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Second Lien Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Second Lien Collateral Agent; and

(v) subject to the terms of the Intercreditor Agreement, at any time and from time to time, promptly execute and deliver, and cause each Loan Party to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party to take, all such other action as the Second Lien Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements, including, without limitation, in the case of any newly formed Subsidiary incorporated in England or Wales, completing the financial assistance whitewash procedures under Sections 155-158 of the Companies Act to enable such Subsidiary to enter into any documents contemplated by this Agreement, including those requirements specifically set out in Section 3.01(a)(iv).

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Second Lien Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(ii) Promptly upon request by any Agent, or any Lender through the Second Lien Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Second Lien Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Second Lien Secured Parties the rights granted or now or hereafter intended to be granted to the Second Lien Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, in each case subject to the terms of the Intercreditor Agreement.

(l) Performance of Related Documents and Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects, the terms and provisions of each Related Document and Material Contract to be performed or observed by it, maintain each such Related Document and Material Contract in full force and effect, enforce such Related Document and Material Contract in accordance with its terms in all material respects, take all such action to such end as may be from time to time requested by the Second Lien Administrative Agent and, upon request of the Second Lien Administrative Agent, make to each other party to each such Related Document or Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document or Material Contract, except in each such case where non-performance could not be reasonably expected to have a Material Adverse Effect.

(m) Preparation of Environmental Reports. Upon (i) the occurrence of any Environmental Action or (ii) the occurrence of any Event of Default, provide to the Second Lien Administrative Agent and the Second Lien Collateral Agent within 60 days of request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Second Lien Administrative Agent and the Second Lien Collateral Agent, indicating the status of compliance with Environmental Law and the presence or absence of Hazardous Materials and any natural gas, petroleum or petroleum products, byproducts or breakdown products that have been released or are present in violation of Environmental Law, and the estimated cost of any compliance, removal or remedial action under Environmental Law or in connection with such Hazardous Materials or natural gas, petroleum or petroleum products, byproducts or breakdown products, in each case, on such properties; without limiting the generality of the foregoing, if the Second Lien Administrative Agent or the Second Lien Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Second Lien Administrative Agent or the Second Lien Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except in circumstances where the landlord under a lease is successful in preventing a new tenancy from being granted following the expiry of a lease pursuant to Section 30(i) of the Landlord Tenant Act of 1954 and notify the Second Lien Administrative Agent of any material defaults under such leases and cooperate with the Second Lien Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(o) Accounts. (i) Establish (or cause to be established) and maintain at all times in accordance with the Intercreditor Agreement, the Accounts as contemplated therein and (ii) cause all of Revenues to be deposited into the Revenue Accounts and apply the funds deposited or credited therein and in the other Accounts in accordance with the terms of the Intercreditor Agreement.

(p) Hedge Agreements. (i) Maintain all Unsecured Hedge Agreements in effect in accordance with their terms.

(ii) On or prior to June 30, 2009, either (A) exercise the Optional Extension Provision contained in the Initial Interest Rate and Currency Hedge Agreement or (B) enter into one or more Hedge Agreements with an Acceptable Hedge Provider that have the equivalent economic effect of protecting the Borrower from interest rate and currency fluctuations in respect of the Advances as those that would apply if the Borrower exercised the Optional Extension Provision contained in the Initial Interest Rate and Currency Hedge Agreement or on terms otherwise acceptable to the Required Lenders (such Hedge Agreements being “Replacement Interest Rate and Currency Hedge Agreements”) and, in either case, pay to the relevant Hedge Provider, the Additional Hedge Premium payable in respect thereof.

(q) Consultants. Cooperate with all reasonable requests of consultants engaged by the Agents or the Lenders.

(r) Expansion Account. Use amounts on deposit in the Expansion Accounts solely to fund Expansion Costs; provided that any amounts remaining on deposit in the Expansion Account following Phase II Completion shall be applied in accordance with Section 2.06(b)(iv).

(s) United Kingdom Secretary of State. Procure that Viking Gas will, within the period which is 10 days from the Effective Date, notify to the Secretary of State for Trade and Industry of the United Kingdom all information required under paragraph 5 of the Open Permission (Creation of Security Rights Over Licenses) in relation to the creation of a Lien over the Natural Gas Field Licenses as contemplated by the UK Debenture.

(t) Expansion Work. Diligently prosecute, or cause its Subsidiaries to diligently prosecute, the Expansion Work (i) in accordance with Prudent Industry Practices, and (ii)

such that Phase I Completion could reasonably be expected to occur on or before March 7, 2007, the condition specified in clause (a) of Phase II Completion could reasonably be expected to occur on or before August 7, 2007 and Phase II Completion could reasonably be expected to occur on or before August 7, 2009.

(u) Natural Gas Field Licenses. Keep the Natural Gas Field Licenses in full force and effect and keep all other rights and concessions necessary for the operation of the Project in full force and effect.

(v) Local Planning Permissions. Obtain, within 8 months of the Effective Date, a variation and renewal of each of the planning permissions granted for the existing user of the Knapton Generating Station, the original pipeline sites and the well sites (other than the planning permissions granted in respect of the Pickering and East Heslerton wellsites), so as to extend the validity of these permissions to at least the eighth (8th) anniversary of the Effective Date.

(w) Transfer of Proceeds. Procure that all intercompany loans in respect of proceeds of the Advances which the Borrower makes to any Subsidiary from time to time shall be structured in a manner reasonably satisfactory to the Second Lien Administrative Agent.

(x) Additional Corporate Matters. Procure that, within the period which is 20 Business Days from the Effective Date, the following steps are taken in a form and manner satisfactory to the Second Lien Administrative Agent in respect of the constitutional documents of the UK Guarantors:

(i) Delivery to the Second Lien Administrative Agent of certified true copies of the following constitutional documents of each of UK Energy, Viking Petroleum, Viking Gas, RGS and Madison, updated to contain the relevant particulars of the current shareholders, officers of each such UK Guarantor and security created by the UK Debenture:

(A) the register of charges;

(B) the register of applications or allotments;

(C) the register of share transfers;

(D) the register of directors;

(E) the register of company secretaries; and

(F) the share certificates of Viking Petroleum and an executed blank stock transfer form.

(ii) Amend VIP’s Memorandum and Articles of Incorporation by: (A) deleting Articles 3 and 4 in their entirety, and (B) specifically excluding the application of Regulation 26 of Table A of the Schedule to the Companies (Tables

A to F) Regulations 1985 (“Table A”). A certified true copy of the amended Memorandum and Articles of Association shall be delivered to the Second Lien Administrative Agent.

(iii) Amend Viking Petroleum’s Memorandum and Articles of Incorporation by: (1) deleting Articles 4 and 6 in their entirety, and (2) specifically excluding the application of Regulation 26 of Table A. A certified true copy of the amended Memorandum and Articles of Association shall be delivered to the Second Lien Administrative Agent.

(iv) Deliver to the Second Lien Administrative Agent satisfactory evidence of: (1) the release of all warrant certificates held by TCW, and (2) the cancellation of the stock transfer form (undated and unsigned) transferring one 1 share in Viking Petroleum from VIP to Deutsche Bank Trust Company Americas.

(v) Deliver to the Second Lien Administrative Agent satisfactory evidence of the cancellation of the stock transfer form (undated and unsigned) transferring 3,100,000 shares from Viking Petroleum to Deutsche Bank Trust Company Americas.

(y) Amend the Memorandum and Articles of Incorporation of each of UK Energy, RGS and Madison, by: (A) deleting Articles 5 and 20 in their entirety, and (B) specifically excluding the application of Regulation 26 of Table A to each such UK Guarantor. A certified true copy of each such amended Memorandum and Articles of Association shall be delivered to the Second Lien Administrative Agent.

(z) Viking BV. Procure that Viking BV shall be wound up and dissolved as soon as practicable after the Effective Date but in any event within 60 days after the Effective Date.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Liens created under the First Lien Loan Documents;

(iii) Permitted Liens;

(iv) Liens existing prior to the Effective Date and released on the Effective Date pursuant to the Deed of Termination and Release and the Partial Release;

(v) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (vi) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding;

(vi) Liens arising under Capitalized Leases permitted under Section 5.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(vii) Liens created under the Carbon Credit Hedge Collateral Deed.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt under the First Lien Loan Documents;

(iii) Debt secured by Liens permitted by Section 5.02(a)(v) not to exceed in the aggregate U.S.$1,000,000 at any time outstanding;

(iv)(x) Capitalized Leases not to exceed in the aggregate U.S.$1,000,000 at any time outstanding, and (y) in the case of Capitalized Leases to which any Subsidiary of the Borrower is a party, Debt of the Borrower of the type described in clause (j) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(v) Debt in respect of the Carbon Credit Hedge Agreement;

(vi) Debt owed to the Borrower or a wholly owned Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party, be subject to the security interest granted to the Secured Parties under the Collateral Documents, and (y) be otherwise permitted under the provisions of Section 5.02(f); and

(vii) unsecured Debt, not to exceed U.S.$2,000,000 at any time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than as carried on as of the Effective Date or as contemplated by the Transaction Documents.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) the Borrower and its Subsidiaries may consummate the Transaction;

(ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and

(iii) any of the Borrower’s Subsidiaries may merge into the Borrower;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:

(i) sales in the ordinary course of its business;

(ii) in a transaction authorized by Section 5.02(d);

(iii) sales, transfers or other dispositions of assets among Loan Parties pursuant to the Related Documents; and

(iv) transfers of carbon emissions credits in accordance with the Carbon Credit Hedge Agreement and the Carbon Credit Hedge Collateral Deed.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)(A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional Investments by the Borrower and its Subsidiaries in Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed U.S.$1,000,000 at any time outstanding;

(iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents; and

(iv) Investments under the Carbon Credit Hedge Agreement.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, prepay any Debt owed by any Loan Party to any other Loan Party, USEY, USE Overseas, Marathon, VTEX or any Affiliate thereof, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, other than on an Excess Cash Flow Payment Date and provided that the following conditions shall have been satisfied:

(i) no Default shall have occurred and be continuing at the time of any action described above or would result therefrom;

(ii) the amounts required to be deposited in the Debt Service Reserve Account pursuant to the Intercreditor Agreement have been deposited (or a Debt Service Reserve Letter of Credit (as defined in the Intercreditor Agreement) has been posted in substitution therefor);

(iii) the Excess Cash Period shall have expired;

(iv) the Phase II Completion shall have occurred;

(v) all of the Borrower’s obligations under Section 2.06(b)(i) of this Agreement and Section 2.06(b)(ii) of the First Lien Credit Agreement shall have been satisfied; and

(vi) the Debt Service Coverage Ratio on the date of such payment or other action in accordance with this Section 5.02(g) is (A) for the first fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00, (B) for the second fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00 and (C) at all times thereafter, at least 1.00:1.00, in each case, for each of the most recently ended four fiscal quarters immediately preceding such date;

provided that (i) any Subsidiary of the Borrower may declare and pay cash dividends to, or pay or prepay any Debt owed to, the Borrower or to any Loan Party which is a Subsidiary of the Borrower at any time without regard to the foregoing conditions, (ii) on the Effective Date, the Borrower may distribute up to U.S.$1,000,000 to USE Overseas to repay amounts owed by VIP to certain creditors of VIP and (iii) the Borrower may permit distributions of funds on deposit in (A) the Sponsor Funding Account to the extent contemplated by Section 7.14(a) of the Intercreditor Agreement and (B) the Debt Service Reserve Account to the extent contemplated by Section 7.8(b)(i) of the Intercreditor Agreement.

(h) Amendments of Constitutive Documents. Except as set forth on Schedule 5.01(e), amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that would not be reasonably expected to have a Material Adverse Effect.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) its Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement and (ii) with respect to the First Lien Obligations, any required prepayments in accordance with the terms of the Transaction Documents, (iii) so long as no Default has occurred and is continuing, prepayments of Debt permitted under Section 5.02(b)(iv) or Section 5.02(b)(vii), or (iv) except as permitted by Section 5.02(g); or amend, modify or change in any manner any term or condition of the Second Lien Facility, or permit any of its Subsidiaries to do any of the foregoing.

(k) Amendment, Etc., of Related Documents and Material Contracts. Cancel, assign or terminate any Related Document or Material Contract or consent to or accept any cancellation, assignment or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or Material Contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document or Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or Material Contract, or permit any of its Subsidiaries to do any of the foregoing, except, in each case, to the extent such actions are taken in the ordinary course of business or relate to administrative matters and which, in any event, could not reasonably be expected to have a Material Adverse Effect.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Second Lien Secured Parties or (ii) prohibitions or conditions under (A) the First Lien Loan Documents, (B) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (C) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts (other than the Power Purchase Agreement, the Gas Sales Agreement and the Unsecured Hedge Agreements) or any similar speculative transactions (including, without limitation, take-or-pay contracts).

(o) Emissions Credits. Exercise, or permit any of its Subsidiaries to exercise, the option to transfer emissions credit in lieu of any cash due under the Carbon Credit Hedge Agreement.

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the Unsecured Hedge Agreements and (iii) the First Lien Loan Documents.

(q) Equity Interests. Issue, or permit any of its Subsidiaries to issue, any Equity Interests to any Person, except to the extent (i) such Person is a Loan Party that already holds an Equity Interest in the entity issuing such Equity Interest and (ii) the requirements of Section 5.01(j) are satisfied with respect to such issuance.

(r) Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary.

(s) Other Accounts. Establish or maintain, or permit any of its Subsidiaries to establish or maintain, any deposit or securities account other than (i) the Accounts established and maintained pursuant to the Intercreditor Agreement and the Account Control Agreement, (ii) deposit accounts as to which the Borrower has delivered to the Second Lien Administrative Agent an account control agreement or form of notice for a charged account to the account bank for such account in form set out in Schedule 5 to the UK Debenture, in each case, in form and substance reasonably satisfactory to the Second Lien Administrative Agent and as to which no more than U.S.$1,000,000 or the currency equivalent thereof is on deposit in the aggregate for all such accounts at any time and (iii) accounts in existence on the Effective Date (provided that the Borrower shall cause each such account to be closed and the funds on deposit therein or credited thereto at the time of such closure to be transferred to the Revenue Accounts within 30 days after the Effective Date).

(t) Viking BV. (i) Permit Viking BV to engage in any business other than the winding up of its affairs or (ii) make, or permit any Loan Party to make, any Investments in or transfer any assets to Viking BV.

(u) Gas Hedge Agreement. Permit UK Energy or any other Loan Party to enter into any additional transactions under the Gas Hedge Agreement, including entering into any additional confirmations thereunder.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Agents and the Lenders:

(a) Default Notice. As soon as possible and in any event within five Business Days after the Borrower obtains Knowledge of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Weiser LLP or other independent public or chartered accountants of recognized standing acceptable to the Required Lenders and (ii) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not objected, together with (x) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default under Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default under Section 5.04 has occurred and is continuing, a statement as to the nature thereof; provided that, if at any time, as a matter of policy, such accounting firm is refusing to provide such certificates to clients generally (and not just for the Borrower and its Subsidiaries), the Borrower shall not be required to provide the certificate described in this clause and (y) a schedule in form satisfactory to the Second Lien Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP and (z) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Second Lien Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

(d) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month, all in reasonable detail and duly certified by the Chief Financial Officer of the Borrower.

(e) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Second Lien Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until August 7, 2013.

(f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(g) Agreement Notices. Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or Material Contract and, from time to time upon request by the Second Lien Administrative Agent, such information regarding the Related Documents and the Material Contracts as the Second Lien Administrative Agent may reasonably request to the extent that such information is in the possession of the Borrower or the other Loan Parties.

(h) ERISA. (i) ERISA Events and ERISA Reports. Promptly and in any event within 30 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred incurring liability in excess of $500,000, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i) Environmental Conditions. As soon as reasonably practicable after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to result in material cost, obligation or liability or (ii) cause any property owned or occupied by any Loan Party or any of its Subsidiaries to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j) Real Property. As soon as available and in any event within 45 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(w) and 4.01(x) hereto,

including an identification of all owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(k) Insurance. As soon as available and in any event within 45 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender through the Second Lien Administrative Agent, may reasonably specify.

(l) Annual Budget and Operating Plan. (i) As soon as available and in any event not less than 45 days prior to the commencement of the Fiscal Year to which it relates, an annual budget and operating plan (the “Annual Budget and Operating Plan”), including a statement of monthly projected production, projected operating expenses, Capital Expenditures and quarterly cash flows of the Borrower and its Subsidiaries on a Consolidated basis. Each Annual Budget and Operating Plan shall be accompanied by a certificate of the Borrower signed by a duly authorized officer of the Borrower certifying that, to the best of such officer’s knowledge, the budget is a reasonable estimate for the period covered thereby and is in compliance with this Section 5.03(l).

(ii) A proposed Annual Budget and Operating Plan submitted pursuant to Section 5.03(l)(i) shall become effective on the later of (A) the first day of the relevant Fiscal Year or (B) 45 days after submission in accordance with Section 5.03(l)(i), in each case unless all or any item of such proposed Annual Budget and Operating Plan is disapproved by the Required Lenders (following consultation with the Independent Engineer and the Independent Insurance Consultant) in a notice to the Borrower explaining the reason for the Required Lenders’ rejection of any particular item(s) as proposed by the Borrower.

(iii) If any item of a proposed Annual Budget and Operating Plan is disapproved by the Required Lenders prior to the first day of the relevant Fiscal Year, the Borrower and the Second Lien Administrative Agent shall continue to discuss all such items for a period of 30 days thereafter, and the Annual Budget and Operating Plan for the preceding Fiscal Year relating to such disapproved items shall continue to be applicable (and shall for all purposes hereof be deemed to be part of the approved Annual Budget and Operating Plan for the current Fiscal Year) until such time as such items included in the Annual Budget and Operating Plan for the current Fiscal Year have been approved in writing by the Required Lenders; provided that until so approved, the budgeted amounts for such disapproved items shall be escalated by an amount equal to PPI.

(iv) Each Annual Budget and Operating Plan shall (A) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower and written assumptions stated therein which the Borrower believes to be reasonable as to all factual and legal matters material to such estimates, and reflect the Borrower’s best estimate of the future results of the Borrower and the Project and (B) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, previous years. Each Annual Budget and Operating Plan shall include (1) good faith Dollar- and Sterling denominated estimates of operating costs (by principal components) and pro forma cash flow projections of the Borrower and its Subsidiaries on a Consolidated basis for each month covered by the Annual Budget and Operating Plan, (2) a summary of the major maintenance schedule for the Project to the end of the then current long term major maintenance cycle (and related scheduled outages), (3) the Borrower’s good faith estimates of the costs of such maintenance and its envisioned effect on the operations of the Project and (4) such other information as may be reasonably requested by the Second Lien Administrative Agent. Any amendment to an Annual Budget and Operating Plan shall be subject to the prior approval of the Required Lenders as provided in Section 5.03(l)(v).

(v) If, at any time during any Fiscal Year, (A) operating expenses already paid and to be paid during such Fiscal Year exceed or could reasonably be expected to exceed by ten percent (10%) or more the amount of such operating expenses indicated in the relevant Annual Budget and Operating Plan for such Fiscal Year, or (B) the Borrower believes it to be reasonably likely that such operating expenses shall exceed such percentage, then the Borrower shall deliver a proposed amendment to the relevant Annual Budget and Operating Plan to the Second Lien Administrative Agent and the Second Lien Collateral Agent, and such amendment shall become effective on the date on which it is approved in writing by the Required Lenders; provided that at any time the statements in clause (A) and clause (B) above are true, so long as the actual Revenues received by the Borrower and its Subsidiaries exceed the projected Revenues provided by the Borrower in the annual forecast delivered pursuant to Section 5.03(e) for such Fiscal Year by at least the same percentage by which such operating expenses exceed the amounts indicated therefor in the relevant Annual Budget and Operating Plan, the Borrower shall not be required to deliver such proposed amendment to the Second Lien Administrative Agent. At the time the Borrower submits such proposed amendment, the Borrower shall certify the purpose of such amendment and that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project. If the Required Lenders do not approve a proposed amendment, the Required Lenders shall advise the Borrower of the items which are disapproved and the reason for such disapproval. If all or any part of a proposed amendment is not approved by the Required Lenders, the Borrower shall comply with the approved Annual Budget and Operating Plan.

(m) Annual Operating Reports. As soon as available and in any event within 45 days after the end of each Fiscal Year, a report in form and substance reasonably satisfactory to the Second Lien Administrative Agent, with respect to such Fiscal Year regarding the operations of the Borrower and its Subsidiaries during such Fiscal Year, which report shall be confirmed by the Independent Engineer.

(n) Annual Natural Gas Reserve Reports. As soon as available and in any event within 60 days after the end of each Fiscal Year, a report from the Independent Natural Gas Development Consultant in form and substance satisfactory to the Second Lien Administrative Agent, with respect to the proven and probable natural gas reserves of the Borrower and its Subsidiaries as of the end of such Fiscal Year.

(o) Quarterly Natural Gas Reserve Certificate. As soon as available and in any event within 30 days after the end of each fiscal quarter other than the fiscal quarter coinciding with the end of each Fiscal Year, a certificate of the Borrower signed by a duly authorized officer of the Borrower in form and substance satisfactory to the Second Lien Administrative Agent, with respect to the proven and probable natural gas reserves of the Borrower and its Subsidiaries as of the end of such fiscal quarter, which certificate shall be confirmed by the Independent Natural Gas Development Consultant.

(p) Construction Progress Reports. As soon as available, but in no event more than 30 days after the end of each month prior to Phase II Completion, a summary of construction of the Expansion during such month, describing (i) the physical progress and expenditure during such month, (ii) cumulative expenditure during such month, (iii) variations of such progress and expenditure from the construction and payment schedule in effect on the commencement of construction of the Expansion, (iv) the Borrower’s then-current estimate of the total Expansion Costs required to achieve Phase I Completion and the then-current estimate of the total Expansion Costs required to achieve Phase II Completion, (v) the Borrower’s then-current estimate of the dates of Phase I Completion and Phase II Completion, (vi) any fact or occurrence of which the Borrower is aware that (A) may increase the total Expansion Costs, delay Phase I Completion or Phase II Completion beyond the then-currently estimated dates therefor or have a material adverse effect on the performance of the Expansion when completed or (B) may render unreasonable or inappropriate any material assumption on which the latest Annual Budget and Operating Plan was based, and the anticipated manner and timing of actions proposed to be taken by the Borrower in reaction to any such fact or occurrence. In the event that the Independent Engineer or the Required Lenders find any item in any such construction progress report to be unreasonable for the timely achievement of Phase I Completion or Phase II Completion, the Borrower, the Independent Engineer and the Second Lien Administrative Agent shall promptly discuss such item.

(q) Patriot Act Information. From time to time as may be required by any Governmental Authority, all documentation and other information required by such Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(r) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Second Lien Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants . So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, from and after Phase II Completion, the Borrower will:

(a) Debt Service Coverage Ratio. Following the expiration of the Excess Cash Period, (i) maintain at the end of each fiscal quarter, a Debt Service Coverage Ratio of not less than (A) for the first fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00, (B) for the second fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00 and (C) at all times thereafter, 1.00:1.00, in each case, for the consecutive 12-month period immediately preceding the last day of such fiscal quarter and (ii) maintain at the end of each fiscal quarter a Projected Debt Service Coverage Ratio of not less than (x) for the first fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00, (y) for the second fiscal quarter following the expiration of the Excess Cash Period, 1.00:1.00 and (z) at all times thereafter, 1.00:1.00, in each case, for the consecutive 12-month period immediately succeeding the last day of such fiscal quarter.

(b) Total Leverage Ratio. Following the end of the second fiscal quarter following Phase II Completion, maintain at the end of each fiscal quarter a Total Leverage Ratio of no more than 3.00:1.00.

(c) Proven Reserve Coverage Ratio. Following the end of the second fiscal quarter following Phase II Completion, maintain at the end of each fiscal quarter a Proven Reserve Coverage Ratio of not less than 2.75:1.00.

(d) Net Debt to Proven Reserve Ratio. Following Phase II Completion, maintain at the end of each Fiscal Year a Net Debt to Proven Reserve Ratio of not more than U.S.$4.00/Mcfe.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within ten Business Days after the same shall become due and payable;

(b) any representation or warranty made by USEY, any Loan Party or any Pledgor (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect when made and such failure of the facts to be represented by such Person (i) has resulted or could be reasonably expected to result in a Material Adverse Effect and (ii) shall continue uncured for thirty (30) or more days from the earlier of (A) the discovery thereof by such Person or (B) the receipt by the Borrower of notice of such failure from the Second Lien Administrative Agent;

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.13, 5.01(e), (i), (j) or (m), 5.02, 5.03 or 5.04;

(d) USEY, any Loan Party or any Pledgor shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document (other than any Unsecured Hedge Agreement) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of any Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender;

(e) any Loan Party, any of their respective Subsidiaries or, at any time prior to the Termination Date (as defined in the Equity Support Agreement), USEY shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Person (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least U.S.$2,500,000 either individually or in the aggregate for all such Persons (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that in the case of any such failure to pay, event or condition described in this clause (e) in respect of the First Lien Credit Agreement, such failure, event or condition shall only constitute an Event of Default under this Agreement if such failure, event or condition is not cured or waived prior to the date that is 45 days after the occurrence of such failure, event or condition;

(f) any Loan Party, any of their respective Subsidiaries or, at any time prior to the Termination Date (as defined in the Equity Support Agreement), USEY shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any such Person shall take any corporate action to authorize any of the actions set forth above in this subsection (f);

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of U.S.$2,500,000 shall be rendered against any Loan Party, any of their respective Subsidiaries or, at any time prior to the Termination Date (as defined in the Equity Support Agreement), USEY and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non monetary judgment or order shall be rendered against any Loan Party, any of their respective Subsidiaries or, at any time prior to the Termination Date (as defined in the Equity Support Agreement), USEY that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against USEY or any Loan Party or Pledgor party to it, or USEY or any such Loan Party or Pledgor shall so state in writing;

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority lien on and security interest in the Collateral purported to be covered thereby and by the Intercreditor Agreement;

(k) a Change of Control shall occur;

(l) any ERISA Event (other than an event described in clause (d) of the definition thereof) shall have occurred with respect to a Plan or Plans and such event or condition together with other such events or conditions, if any, would subject any Loan Party or ERISA Affiliate to any liability in excess of U.S.$2,500,000;

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds U.S.$2,500,000 or requires payments exceeding U.S.$2,500,000 per annum;

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding U.S.$2,500,000;

(o) Phase I Completion shall have failed to occur on or before March 7, 2007;

(p) The condition specified in clause (a) of Phase II Completion shall have failed to occur by August 7, 2007;

(q) Phase II Completion shall have failed to occur on or before August 7, 2009;

(r) USEY shall fail to perform or observe any material term, covenant or agreement contained in the Equity Support Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 Business Days;

(s)(i) the Initial Interest Rate and Currency Hedge Agreement or, in the event the Borrower elects not to exercise the Optional Extension Provision, any Replacement Interest Rate and Currency Hedge Agreements, shall cease to be in full force and effect at any time prior to December 30, 2013, (ii) the Gas Hedge Agreement shall cease to be in full force and effect at any time prior to August 7, 2011 or (iii) the Carbon Credit Hedge Agreement shall cease to be in full force and effect at any time prior to the date on which the parties to the Carbon Credit Hedge Agreement have discharged all of their obligations thereunder, in each case, for a period of 30 days after the date on which (A) any officer of any Loan Party becomes aware that such Hedge Agreement has ceased to be in full force and effect or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender and, in each case, the Loan Party party to such Hedge Agreement shall not have entered into a Replacement Hedge Agreement with respect to such Hedge Agreement prior to the expiration of such 30-day period;

(t) the Borrower or any Subsidiary of the Borrower shall fail to perform or observe any material term, covenant or agreement contained in any Material Project Agreement on its part to be performed or observed if such failure shall remain unremedied in 30 Business Days;

(u) any party (other than the Borrower or any Subsidiary of the Borrower) shall fail to perform or observe any material term, covenant or agreement contained in any Material Project Agreement on its part to be performed or observed if such failure shall remain unremedied for 60 Business Days, and the Borrower shall not have entered into a replacement agreement with respect to such Material Project Agreement within such period on terms and conditions and with counterparties reasonably acceptable to the Required Lenders (each such replacement agreement, a “Replacement Material Project Agreement”);

(v)(i) the destruction of, or loss with respect to, all or a substantial part of the Project, (ii) any condemnation, seizure or appropriation of all or a substantial part of the Project or (iii) the voluntary cessation of all or substantially all Expansion Work (prior to Phase II Completion) or production activities of the Project which continues without interruption for 60 days; or

(w) the Obligations of the Loan Parties under the Loan Documents shall fail to constitute “Senior Debt” or shall fail to constitute the sole “Designated Senior Debt” under the terms of the First Lien Loan Documents and any Subordinated Debt;

then, and in any such event, the Second Lien Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes the Second Lien Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Second Lien Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), the Second Lien Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Second Lien Administrative Agent shall not be required to take any action that exposes the Second Lien Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. Notwithstanding anything to the contrary in any Loan Document, in any circumstance where the Second Lien Administrative Agent is required to exercise discretion, approve documentation or any other matter or distribute proceeds under any Loan Document or take any other action under or otherwise relating to any Loan Document, the Second Lien Administrative Agent may, at its option, seek to obtain instructions or directions from the Required Lenders.

(b) The Second Lien Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Second Lien Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Second Lien Administrative Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither the Second Lien Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Second Lien Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (e) shall not be deemed to have knowledge of any Default or Event of Default unless the Second Lien Administrative Agent shall have received written notice thereof from the Borrower or a Lender; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Credit Suisse and Affiliates. With respect to the Advances made by it and any Notes issued to it, Credit Suisse shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Second Lien Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Credit Suisse in its individual capacity. Credit Suisse and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Credit Suisse were not the Second Lien Administrative Agent and without any duty to account therefor to the Lender. The Second Lien Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Second Lien Administrative Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Second Lien Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Second Lien Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Second Lien Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Second Lien Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Second Lien Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Second Lien Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Second Lien Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Second Lien Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of the aggregate principal amount of the Advances outstanding at such time and owing to the Lenders. The failure of any Lender to reimburse the Second Lien Administrative Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Second Lien Administrative Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Second Lien Administrative Agent, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. The Second Lien Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Second Lien Administrative Agent will not be effective until it has also been replaced as Second Lien Administrative Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Second Lien Administrative Agent. If no successor Second Lien Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Second Lien Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Second Lien Administrative Agent, then the retiring Second Lien Administrative Agent may, on behalf of the Lenders, appoint a successor Second Lien Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$250,000,000. Upon the acceptance of any appointment as Second Lien Administrative Agent hereunder by a successor Second Lien Administrative Agent, such successor Second Lien Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Second Lien Administrative Agent, and the retiring Second Lien Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Second Lien Administrative Agent hereunder by a successor Second Lien Administrative Agent, such successor Second Lien Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Second Lien Administrative Agent as to the Facility, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under the Facility and payments by the Borrower in respect of the Facility, and the retiring Second Lien Administrative Agent shall be discharged from its duties and obligations under this Agreement as to the Facility, other than as aforesaid. If within 45 days after written notice is given of the retiring Second Lien Administrative Agent’s resignation or removal under this Section 7.06 no successor Second Lien Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Second Lien Administrative Agent’s resignation or removal shall become effective, (b) the retiring Second Lien Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Second Lien Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Second Lien Administrative Agent as provided above. After any retiring Second Lien Administrative Agent’s resignation or removal hereunder as Second Lien Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Second Lien Administrative Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01;

(ii) change (A) the definition of “Required Lenders” or (B) the number of Lenders or the percentage of (x) the Commitments, or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder;

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders;

(iv) release all or substantially all of the value of the Equity Support Agreement, other than in accordance with the terms of the Loan Documents;

(v) release all or substantially all of the Collateral in any transaction or series of related transactions; or

(vi) amend this Section 8.01;

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and, in the case of clauses (i), (ii) and (iv) below, each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;

(iii) modify the terms of the Intercreditor Agreement; or

(iv) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.03, 2.04 or 2.06 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the respective Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile or electronic communication) and mailed, transmitted by facsimile, sent by nationally recognized overnight delivery service or overnight courier, or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), if to any Loan Party, to the Borrower at its address at 545 Madison Avenue, 6th Floor, New York, New York, 10002, Attention: Adam Greene, Fax: (212) 588-1635, E-mail Address: agreene@usenergysystems.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Second Lien Collateral Agent, at its address at Eleven Madison Avenue, New York, New York, 10010, Attention: Thomas Lynch, Fax: (212) 325-8304, E-mail Address: thomas.lynch@credit-suisse.com; and if to the Second Lien Administrative Agent, at its address at Eleven Madison Avenue, New York, New York, 10010, Attention: Thomas Lynch, Fax: (212) 325-8304, E-mail Address: thomas.lynch@credit-suisse.com; or, as to the Borrower or the Second Lien Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Second Lien Administrative Agent; provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Second Lien Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Second Lien Administrative Agent. All such notices and other communications shall, (i) when mailed or e-mailed, be effective when deposited in the mails, transmitted by facsimile or sent by electronic communication, respectively and (ii) when sent by nationally recognized overnight delivery service or overnight courier, be effective the next Business Day after being deposited with such service or courier, except, in each case, that (A) notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent and (B) notices and other communications to any Agent pursuant to Article II or VI shall not be effective if sent by e-mail. Delivery by facsimile or e-mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Second Lien Administrative Agent all information, documents and other materials that it is obligated to furnish to the Second Lien Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Second Lien Administrative Agent to an electronic mail address specified by the Second Lien Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Second Lien Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Second Lien Administrative Agent. The Borrower further agrees that the Second Lien Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE SECOND LIEN ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE SECOND LIEN ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Second Lien Administrative Agent agrees that the receipt of the Communications by the Second Lien Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Second Lien Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Second Lien Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Second Lien Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand upon presentation of a statement of account and absent manifest error (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Second Lien Administrative Agent and each Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless the Lead Arranger, each Agent, each Lender and each of their Affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors, controlling persons and members (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents, the Acquisition or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials, or any natural gas, petroleum or petroleum products, byproducts or breakdown products that have been released or are present in violation of any Environmental Law, in each case, on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(b)(i), 2.08 or 2.09, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Second Lien Administrative Agent), pay to the Second Lien Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Second Lien Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.11 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Second Lien Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Second Lien Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

SECTION 8.07. Assignments and Participations . (a) Each Lender may assign to one or more Persons (each such Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than U.S.$1,000,000 (or such lesser amount as shall be approved by the First Lien Administrative Agent and the Borrower), (iii) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Second Lien Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Second Lien Administrative Agent (such consent not to be unreasonably withheld or delayed), (vi) the parties to each assignment shall execute and deliver to the Second Lien Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Second Lien Administrative Agent (or, if previously agreed with the Second Lien Administrative Agent, manually), for its acceptance and recording in the Register, together with any Note or Notes (if any) subject to such assignment, and shall pay to the Second Lien Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Second Lien Administrative Agent) and (vii) following each such assignment, the Second Lien Administrative Agent shall provide notice thereof to the Borrower; provided, however, that for each such assignment made as a result of a demand by the Borrower, the Borrower shall pay to the Second Lien Administrative Agent the applicable processing and recordation fee; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether the minimum amount set forth in clause (ii) has been met; provided, however, that the failure to provide the notice described in clause (vii) shall not invalidate such assignment.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.11 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

(d) The Second Lien Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Second Lien Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Second Lien Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Second Lien Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.08 and 2.11 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Second Lien Administrative Agent and with the payment of a processing fee of U.S.$500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 8.10. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Second Lien Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 8.11. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, USA.

SECTION 8.14. Intercreditor Agreement. Each Lender hereby acknowledges and agrees that the priority of the Liens in favor of the Lenders and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement and each Lender hereby further acknowledges and agrees to be bound by the terms thereof as a “Second Lien Secured Party”, as defined therein. Each Lender, by delivering its signature page hereto, funding its Advances on the Effective Date and/or executing an Assignment and Acceptance Agreement (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement and (b) authorized the Second Lien Administrative Agent and the Second Lien Collateral Agent to perform their respective obligations thereunder.

SECTION 8.15. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.16. Limitation on Liability. No holder of any membership interest of the Borrower or any other Person (other than any Loan Party) shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Transaction Document or for the performance of any Obligation, except as expressly provided in such Transaction Document. The sole recourse of the Agents and the Lenders for satisfaction of the Obligations shall be against the Loan Parties and the Collateral and not against any other Person; provided, however, that (i) nothing in this Section 8.16 shall limit or otherwise prejudice in any way the right of the Agents and the Lenders to proceed against any Person with respect to the enforcement of such Person’s obligations (or the enforcement of the rights of the Agents and the Lenders) expressly provided for under any Transaction Document to which it is a party, and (ii) recourse against a Person for such Person’s fraud of intentional misrepresentation shall not be limited by this Section 8.16.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER
GBGH, LLC

By
Name:
Title:

THE SECOND LIEN ADMINISTRATIVE AGENT
Credit Suisse, Cayman Islands Branch, as Second Lien Administrative Agent

By
Name:
Title:

By
Name:
Title:

THE LEAD ARRANGER AND SOLE BOOKRUNNER
CREDIT SUISSE SECURITIES (USA) LLC, as Lead Arranger and Sole Bookrunner

By
Name:
Title:

By
Name:
Title:

THE SECOND LIEN COLLATERAL AGENT
Credit Suisse, Cayman Islands Branch, as Second Lien Collateral Agent

By
Name:
Title:

By
Name:
Title:

THE INITIAL LENDERS

Credit Suisse, Cayman Islands Branch, as Lender

By
Name:
Title:

By
Name:
Title: